UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August 7, 2017

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of Darden Restaurants, Inc. We will hold the Annual Meeting on Thursday, September 21, 2017, at 10:00 a.m., Eastern Time, at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, Florida 32819. All holders of our outstanding common shares as of the close of business on July 25, 2017, are entitled to vote at the meeting.

We will furnish proxy materials to shareholders via the Internet, which allows us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

The notice of meeting and Proxy Statement contain details about the business to be conducted at the Annual Meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business and provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837, phone (407) 245-4043.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to the proxy card or Notice of Availability of Proxy Materials for more information on how to vote your shares at the meeting.

Your vote is important. Thank you for your support.

Sincerely,

Charles M. Sonsteby
Chairman of the Board of Directors

DARDEN RESTAURANTS, INC.
1000 Darden Center Drive
Orlando, Florida 32837
_________________________

NOTICE OF
2017 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 21, 2017

Time:	10:00 a.m., Eastern Time, on Thursday, September 21, 2017

Place:	Rosen Shingle Creek, 9939 Universal Blvd., Orlando, Florida 32819

Items of Business:
1.    To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2.    To obtain advisory approval of the Company’s executive compensation;

3.    To hold an advisory vote on the frequency of future advisory votes on the Company’s executive compensation;

4.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 27, 2018;

5.    To vote on a shareholder proposal described in the accompanying Proxy Statement, if properly presented at the meeting; and

6.    To transact such other business, if any, as may properly come before the meeting and any adjournment.

Who Can Vote:	You can vote at the Annual Meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 25, 2017.

Website:
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 21, 2017:  The accompanying Proxy Statement and our 2017 Annual Report on Form 10-K are available at www.darden.com. In addition, you may access these materials at www.proxyvote.com. On August 7, 2017 we mailed a Notice of Internet Availability of Proxy Materials to certain shareholders, containing instructions for voting online and for requesting a paper copy of the Proxy Statement and 2017 Annual Report on Form 10-K.

Date of Mailing:	This Notice of the Annual Meeting of Shareholders and the Proxy Statement are first being distributed or otherwise furnished to shareholders on or about August 7, 2017.

By Order of the Board of Directors

Matthew R. Broad
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

DARDEN RESTAURANTS, INC.
PROXY STATEMENT

Page
PROXY STATEMENT SUMMARY	1
CORPORATE GOVERNANCE AND BOARD ADMINISTRATION	3
Corporate Governance Guidelines	3
Director Independence	4
Related Party Transactions	4
Director Election Governance Practices	5
Board Leadership Structure	5
Succession Planning	6
Director Education	6
Board Role in Oversight of Risk Management	6
Compliance and Ethics Office and Codes of Business Conduct and Ethics	6
PROPOSALS TO BE VOTED ON	8
PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED DIRECTOR NOMINEES	8
PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION	11
PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	12
PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
PROPOSAL 5 — SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT A POLICY TO PHASE OUT THE ROUTINE USE OF ANTIBIOTICS IN THE MEAT AND POULTRY SUPPLY CHAIN	13
MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES	16
Board of Directors	16
Board Committees and Their Functions	17
DIRECTOR COMPENSATION	20
Compensation of Non-Employee Directors	20
Current Director Compensation Program	20
Fiscal 2017 Compensation of Non-Employee Directors	21
STOCK OWNERSHIP OF MANAGEMENT	23
STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS	24
COMPENSATION DISCUSSION AND ANALYSIS	25
Executive Summary	25
Overview	26
Process For Determining Fiscal 2017 Executive Compensation	26
Executive Compensation Philosophy and Strategy	28
Executive Compensation Program Elements	28
Other Programs, Policies, and Practices	33
Shareholder Engagement and Results of Say On Pay Advisory Vote	34
COMPENSATION COMMITTEE REPORT	34
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	35
ASSESSMENT OF RISK OF COMPENSATION PROGRAMS	35
EXECUTIVE COMPENSATION	36
Summary Compensation Table	36

i

ii

DARDEN RESTAURANTS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 21, 2017
____________________________

The Board of Directors (the Board) of Darden Restaurants, Inc. (Darden, the Company, we, us or our) is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on September 21, 2017. This Proxy Statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This Proxy Statement and the proxy card are first being distributed or otherwise furnished to shareholders on or about August 7, 2017. Capitalized terms used in this Proxy Statement that are not otherwise defined are defined in Appendix A to this document.

PROXY STATEMENT SUMMARY

This summary highlights certain information discussed in more detail in this Proxy Statement.

2017 Annual Meeting of Shareholders

Thursday, September 21, 2017, 10:00 a.m., E.T.
Rosen Shingle Creek, 9939 Universal Blvd., Orlando, Florida 32819

Matters Presented for Vote at the Meeting

The matters to be voted upon at this meeting, along with the Board’s recommendation, are set forth below.

Proposals	Required Approval	Board Recommendation	Page Reference
1. Election of Eight Directors	Majority of Votes Cast	For Each Nominee	p. 8
2. Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	For	p. 11
3. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	Majority of Votes Cast	One Year	p. 12
4. Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm	Majority of Votes Cast	For	p. 12
5. Shareholder Proposal Requesting that the Company Adopt a Policy to Phase Out Routine Use of Antibiotics in the Meat and Poultry Supply Chain	Majority of Votes Cast	Against	p. 13

Fiscal 2017 Performance Highlights

The Company delivered strong performance in fiscal 2017, as evidenced by these results, both of which serve as performance metrics under the Company’s compensation plans. (See pp. 29-30 for details on these measures and related compensation results.)

Adjusted Diluted Earnings Per Share for fiscal 2017(1)	Darden Same-Restaurant Sales Growth(2)
$4.02	1.8% (from FY 2016)
(1) See p. 30 for a definition of Adjusted Diluted Earnings Per Share
(2) Same-Restaurant Sales does not include Cheddar’s Scratch Kitchen

Additional fiscal 2017 performance highlights:

•	Completed acquisition of Cheddar’s Restaurant Holding Corp., operating as Cheddar’s Scratch Kitchen, in April 2017;

•	One-Year Return on Invested Capital (ROIC) of 15.6%; and

•	Returned approximately $510 million to shareholders in dividends and share repurchases.

Corporate Governance Highlights

Our Board seeks to maintain the highest standards of corporate governance and ethical business conduct including the following highlights:

•	Independent Chairman of the Board, and seven of our eight nominees for the Board are independent;

•	All directors are elected annually, and majority vote standard for uncontested elections;

•	All Board committees are composed of only independent directors;

•	The Board and committees conduct annual self-assessments;

•	Board met in executive session at each of their quarterly meetings during fiscal 2017;

•	Enacted proxy access in fiscal 2015;

•	Directors and executive officers are subject to robust stock ownership requirements;

•	10 percent of shareholders can call a special meeting; and

•	No supermajority voting requirements.

Executive Compensation Highlights

Fiscal 2017 was the second full year implementing our new executive compensation strategy and programs. Our 2017 compensation programs were designed to create a strong alignment between pay and performance for our executives. Highlights of our executive compensation programs include:

•	At the Company’s 2016 Annual Meeting, approximately 96.9 percent of the votes cast were in favor of the advisory vote to approve executive compensation; and

•	Over 84 percent of our CEO’s and 70 percent of other Named Executive Officers’ target total direct compensation is tied to performance.

We have included a detailed Executive Summary in our Compensation Discussion and Analysis section on p. 25 in this Proxy Statement.

CORPORATE GOVERNANCE AND BOARD ADMINISTRATION

Our Board is Committed to the Highest Standards of Corporate Governance and Ethical Business Conduct

Corporate governance guidelines, policies and practices are the foundation for the effective and ethical governance of all public companies. Our Board is committed to the highest standards of corporate governance and ethical business conduct, providing accurate information with transparency and complying fully with the laws and regulations applicable to our business. The Company’s corporate governance structure is designed to ensure that the Company’s policies and practices are aligned with shareholder interests and corporate governance best practices. Executive management supports the Board’s commitment to be transparent through shareholder outreach efforts. We offer our shareholders an opportunity to engage in dialogue with us about aspects of our corporate governance and discuss any areas of concern. Our corporate governance practices are governed by our Articles of Incorporation, Bylaws, Corporate Governance Guidelines, Board committee charters, Shareholder Communication Procedures, Code of Business Conduct and Ethics, and Insider Trading Policy. You can access these documents at www.darden.com under Investor Relations — Corporate Governance to learn more about the framework for our corporate governance practices. Copies are also available in print, free of charge, to any shareholders upon written request addressed to our Corporate Secretary.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that specifically address the Company’s key governance practices and policies. The Nominating and Governance Committee of the Board oversees governance issues and recommends changes to the Company’s governance guidelines, policies and practices as appropriate. Our Corporate Governance Guidelines cover many important topics, including:

•	Director responsibilities;

•	Director qualification standards;

•	Director independence;

•	Director access to senior management and independent advisors;

•	Director compensation;

•	Director orientation and continuing education;

•	Code of Business Conduct and Ethics;

•	Risk oversight;

•	Related party transactions;

•	Approval of CEO and senior management succession plans;

•	Annual compensation review of CEO and senior management;

•	An annual evaluation in executive session of the CEO by the independent directors, led by the Chairman of the Compensation Committee; and

•
An annual performance evaluation of the Board and each of the Board committees, and an even more in-depth performance evaluation of the Board led by an outside consultant no less often than every two years.

The Corporate Governance Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings at least four times annually of the non-employee directors in executive session without our CEO or other members of management present;

•	Require a letter of resignation from directors upon a significant change in their personal circumstances, including a change in or termination of their principal job responsibilities;

•Limit the number of other boards that directors may serve on;

•	Provide that no member of the Audit Committee may serve on the audit committee of more than three public companies, including the Company’s; and

•	Provide a mandatory retirement age for directors.

Director Independence

Our Corporate Governance Guidelines require that at least two-thirds of the Board be independent directors, as defined under the rules (the NYSE Rules) of the New York Stock Exchange (NYSE). The NYSE Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act), include the additional requirements that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation and may not be affiliated with the Company or its subsidiaries. The NYSE Rules and Rule 10C-1 under the Exchange Act provide that when determining the independence of members of the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Company which is material to the director’s ability to be independent from management in connection with Compensation Committee duties, including, but not limited to, consideration of the sources of compensation of Compensation Committee members, including any consulting, advisory or other compensatory fees paid by the Company, and whether any Compensation Committee member is affiliated with the Company or any of its subsidiaries or affiliates. Compliance by Audit Committee members and Compensation Committee members with these requirements is separately assessed by the Board.

The Board has reviewed, considered and discussed each current director’s relationships, both direct and indirect, with the Company in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Rules (there are no nominees for election as directors at the Annual Meeting who are not current directors). The Board has affirmatively determined that, other than Mr. Lee, who is employed by the Company, seven of the eight current directors (Mses. Atkins and Jamison and Messrs. Blum, Fogarty, Mensah, Simon and Sonsteby) have no direct or indirect material relationship with us (other than their service as directors) and qualify as independent under the NYSE Rules. The Board has also affirmatively determined that each member of the Audit Committee and the Compensation Committee meets the applicable requirements of the NYSE Rules and the Exchange Act.

In making independence determinations, the Board considers that in the ordinary course of business, transactions may occur between the Company, including its subsidiaries, and entities with which some of our directors are or have been affiliated. The Board has concluded that any such transactions were immaterial in fiscal 2017.

Related Party Transactions

The Company’s Corporate Governance Guidelines include a policy pertaining to related party transactions in which Interested Transactions with a Related Party, as those terms are defined below, are prohibited without prior approval of the Board. The Board will review the material facts of the proposed transaction and will either approve or disapprove of the transaction. In making its determination, the Board considers whether the Interested Transaction is consistent with the best interests of the Company and its shareholders and whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, as well as the extent of the Related Party’s interest in the transaction. A director may not participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except to provide all material information as requested. If an Interested Transaction will be ongoing, the Board may establish guidelines for the Company’s management to follow in its dealings with the Related Party.

An “Interested Transaction” as defined in the policy is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which (i) the amount involved exceeds $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity), but does not include any salary or compensation paid by the Company to a director or for the employment of an executive officer that is required to be reported in the Company’s proxy statement.

A “Related Party” as defined in the policy is any (i) person who is or was since the beginning of the last fiscal year an executive officer, director or nominee for election as a director of the Company, (ii) beneficial owner of more than five percent of the Company’s common stock, or (iii) immediate family member of any of the foregoing.

An “immediate family member” as defined in the policy is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person in question and any person (other than a tenant or employee) sharing the household of the person in question.

There are no Interested Transactions or other related party transactions or relationships required to be reported in this Proxy Statement under Item 404 of the SEC’s Regulation S-K.

Director Election Governance Practices

We do not have a “classified board” or other system where directors’ terms are staggered; instead our full Board is elected annually. The Company’s Bylaws provide that in an uncontested election, each director will be elected by a majority of the votes cast; provided that, if the election is contested, the directors will be elected by a plurality of the votes cast. In an uncontested election, if a nominee for director who is a director at the time of election does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director.

The Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation or whether other action should be taken. The Board is required to act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision and the rationale within 90 days from the date of certification of the election results. If a director’s resignation is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to our Corporate Secretary a written agreement that he or she will abide by these requirements.

Under our Bylaws, the Board will consist of not less than three nor more than fifteen members as determined from time to time by resolution of the Board. The size of the Board is currently eight members.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the positions of Chairman of the Board and CEO be held by separate persons and that the position of Chairman be held by an independent director. The Board believes that separating the roles of Chairman and CEO allows for better alignment of corporate governance with shareholder interests and aids in the Board’s oversight of management and the Board’s ability to carry out its roles and responsibilities on behalf of the shareholders. The Board also believes that the separation of the roles of Chairman and CEO allows the CEO to focus more of his time and energy on operating and managing the Company and leverages the Chairman’s experience. Charles M. (Chuck) Sonsteby has served as Chairman since April 2016. As Chairman, Mr. Sonsteby, along with the other independent non-employee directors, brings experience, oversight and expertise from outside the Company and industry, while our CEO, Mr. Lee, brings company and industry-specific experience and expertise.

In the event the Chairman is not independent, the independent directors will designate one independent director to serve as the Lead Director until an independent Chairman is appointed. The Lead Director, if any, will preside at all meetings of the Board at which the non-independent Chairman of the Board is not present, including the Board’s executive sessions of independent directors, and serve as liaison between a non-independent Chairman of the Board and the independent directors. The independent Chairman or, if the Chairman is not independent, the Lead Director will approve Board meeting agendas, including approving meeting schedules to assure that there is sufficient time for discussion of all agenda items, and other information sent to the Board, advise the committee chairs with respect to agendas and information needs relating to committee meetings, and perform other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. The Lead Director, if any, will serve for a term as the Board determines but not less than one year. The independent directors may meet without management present at any other times as determined by the independent Chairman or Lead Director, as applicable.

Succession Planning

The Board is actively engaged and involved in talent management. The Board reviews the Company’s people strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the CEO provides the Board with an assessment of senior executives and their potential to succeed him, and an assessment of persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the CEO or retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

Director Education

To foster our value of always learning – always teaching, the Corporate Governance Guidelines encourage director education. The Board also receives regular updates regarding new developments in corporate governance.

Board Role in Oversight of Risk Management

The ultimate responsibility for risk oversight rests with the Board. The Board assesses major risks facing the Company and reviews options for their mitigation. Each Committee of the Board reviews the policies and practices developed and implemented by management to assess and manage risks relevant to the Committee’s responsibilities, and reports to the Board about its discussions.

The Audit Committee, among other responsibilities, oversees the Company’s financial reporting processes and internal controls, including the process for assessing risk of fraudulent financial reporting and significant financial risk exposures, and the steps management has taken to monitor and report those exposures. In addition to its other duties, the Audit Committee oversees the Company’s policies and procedures regarding compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics. The Audit Committee also oversees the Company’s enterprise risk management (ERM) process and the comprehensive assessment of key financial, operational and regulatory risks identified by management. The Audit Committee discusses ERM with the full Board, which is ultimately responsible for oversight of this process.

The Compensation Committee (i) provides oversight of the risks associated with the Committee responsibilities in its charter; (ii) reviews our incentive and other compensation arrangements to confirm that compensation does not encourage unnecessary or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and executive compensation; and (iii) discusses with the Company’s management the results of its review and any disclosures required by Item 402(s) of Regulation S-K relating to the Company’s compensation risk management.

The Finance Committee oversees the Company’s major financial risk exposures and management’s monitoring, mitigation activities and policies in connection with financial risk, including: capital structure; investment portfolio, including employee benefit plan investments; financing arrangements, credit and liquidity; proposed major transactions, such as mergers, acquisitions, reorganizations and divestitures; share repurchase programs; hedging or use of derivatives; commodity risk management; cash investment; liquidity management; short-term borrowing programs; interest rate risk; foreign exchange risk; off balance sheet arrangements, if any; proposed material financially-related amendments to the Company’s indentures, bank borrowings and other instruments; and reputational risk to the extent such risk arises from the topics under discussion. The Finance Committee also reviews for adequacy the insurance coverage on the Company’s assets.

The Nominating and Governance Committee oversees risks related to the Company’s corporate governance; director succession planning; political and charitable contributions; insider trading; and reputational risk to the extent such risk arises from the topics under discussion.

Compliance and Ethics Office and Codes of Business Conduct and Ethics

Our Compliance and Ethics Office (Compliance Office), with the support of our management and Board, aims to ensure that all of our employees, business partners, franchisees and suppliers adhere to high ethical business standards, and is under the direction of our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. At the core of the Compliance Office is our Code of Business Conduct and Ethics that applies to all Company employees (Employee Code of Conduct). It addresses many topics and highlights specific responsibilities of our CEO and senior financial officers. We also have a Code of Business Conduct and Ethics for the members of our Board of Directors. A major objective of the Compliance Office is to educate and raise awareness of our Employee Code of Conduct, applicable regulations, and related policies. Our Employee Code of Conduct is posted on our website at www.darden.com under Investor Relations — Corporate Governance. We require all of our officers, director level employees, and certain other employees to complete an annual training course and certification regarding compliance with the Employee Code of Conduct and other Company policies.

We promote ethical behavior by encouraging our employees to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to raise questions and report possible violations of laws or our Employee Code of Conduct, we will not allow retaliation for reports made in good faith. We are also committed to promoting compliance and ethical behavior by the third parties with whom we conduct business, and have implemented Codes of Business Conduct that are acknowledged by our international franchisees and certain suppliers.

PROPOSALS TO BE VOTED ON

PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED
DIRECTOR NOMINEES

Our Board of Directors currently has eight members, and each director stands for election every year. Following a successful year for the Company in fiscal 2017, the Board of Directors is not recommending any changes to the Board of Directors’ size or composition at the 2017 Annual Meeting of Shareholders.

The Nominating and Governance Committee believes that an eight member Board of Directors is currently appropriate for Darden. In keeping with good governance practices, the Board will continue to seek a diversity of talent and experience to draw upon and to ensure its ability to appropriately staff committees of the Board. The Board also will continue to self-evaluate and to consider various matters as to its size. As appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

The following eight directors are standing for election this year to hold office until the 2018 Annual Meeting of Shareholders or until their successors are elected and qualified. All were nominated at the recommendation of our Nominating and Governance Committee and have previously served on the Board. Each of the director nominees has consented to being named in this Proxy Statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board. However, we do not expect this to occur.

Your Board recommends that you vote FOR each of the nominees to the Board.

Board Nominees

The following information is as of the date of this Proxy Statement. Included is information provided by each director, such as his or her age, all positions currently held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the specific information presented below regarding the experience, qualifications, attributes and skills that led our Board to the conclusion that the nominee should serve as a director, we also believe that each of our director nominees has a reputation for integrity, honesty and adherence to high ethical standards. Darden’s mission is to be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal. This mission is supported by our core values of integrity and fairness, respect and caring, diversity, always learning – always teaching, being “of service,” teamwork and excellence. As noted in our Corporate Governance Guidelines, our directors should reflect these core values, possess the highest personal and professional ethics, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

MARGARET SHÂN ATKINS
Director since 2014.

Ms. M. Shân Atkins, age 60, is a retired consumer and retail executive. She was most recently Co-Founder and Managing Director of Chetrum Capital LLC, a private investment firm, a position she held from 2001 through 2017.  Prior to founding Chetrum, she spent most of her executive career in the consumer/retail sector, including various positions with Sears, Roebuck & Co., a major North American retailer where she was promoted to Executive Vice President in 1999 and fourteen years with Bain & Company, an international management consultancy, where she was a leader in the global consumer and retail practice. She began her career as a public accountant at what is now PricewaterhouseCoopers LLP, a major accounting firm, and holds designations as a Chartered Professional Accountant and Chartered Accountant (Ontario) and as a Certified Public Accountant (Illinois).  Ms. Atkins currently serves on the board of directors of SpartanNash Company, a national grocery wholesaler/retailer and distributor of food products to the worldwide U.S. military commissary system, SunOpta, Inc., a North American manufacturer of natural and organic food products, and LSC Communications, a leading provider of long and short-run printing services to the book, catalog and magazine publishing industries.  She previously served on the boards of directors of The Pep Boys - Manny, Moe & Jack, an operator of automotive parts and service stores from 2004 to 2015, Tim Hortons, a leading North American quick-serve restaurant chain from 2007 to 2014, Shoppers Drug Mart Corporation, a Canadian drugstore chain from 2005 to 2012, and Chapters, Inc., a Canadian bookstore chain from 1999 to 2001.

The Nominating and Governance Committee concluded that Ms. Atkins is qualified and should serve, in part, because of her retail industry, operations, strategic planning and financial expertise, and public-company director experience.

BRADLEY D. BLUM
Director since 2014.

Mr. Blum, age 63, has served as CEO for several major brands and companies in the restaurant industry.  Since September 2005, Mr. Blum has served as Founder and CEO of BLUM Enterprises, LLC, a restaurant company focused on restaurant strategy, concept development, and investing.  Mr. Blum served on the Supervisory Board of AmRest Holdings SE, a publicly traded global fast-food and casual dining operator with six different restaurant brands, from July 2013 through September 2015.  In May 2012, Mr. Blum co-founded FIVE TO SEVEN, a transatlantic partnership, whose mission is to provide Good Food for the Planet™.  In January 2012, Mr. Blum became board director, strategic partner and investor at LEON Restaurants, an international restaurant group offering seasonal, naturally fast food. Prior to that, Mr. Blum served as CEO of Romano’s Macaroni Grill, an Italian casual dining restaurant chain, from December 2008 through July 2010.  Mr. Blum served as CEO of the global fast food enterprise Burger King Corporation from December 2002 through July 2004.  Mr. Blum served as President of the Company’s Olive Garden brand from December 1994 through March 2002, after which he served as Vice Chairman of the Company through December 2002.  While at the Company, Mr. Blum served on our Board of Directors from September 1997 through December 2002.  Mr. Blum helped launch Cereal Partners Worldwide, a 50/50 global joint venture between Nestlé and General Mills focused on breakfast cereals, serving from 1990 through 1994 as Senior Vice President of Marketing and having operating responsibilities for various countries in Western Europe. Prior to that, Mr. Blum progressed through various marketing and brand management executive positions in the U.S. from 1978 through 1990 for General Mills, Inc., an American multinational manufacturer and marketer of branded consumer goods.

The Nominating and Governance Committee concluded that Mr. Blum is qualified and should serve, in part, because of his extensive executive leadership experience in the restaurant industry and his operating, branding and turnaround expertise, including his success and familiarity with our Company during his previous tenure on the Board.

JAMES P. FOGARTY
Director since 2014.

Mr. Fogarty, age 49, was the CEO and a director of Orchard Brands, a multi-channel marketer of apparel and home products, from November 2011 until its sale in July 2015, at which time he became a Senior Advisor to Bluestem Group Inc., the acquirer of Orchard Brands, through October 2015.  Prior to that, Mr. Fogarty was a private investor from November 2010 to November 2011.  From April 2009 until November 2010, Mr. Fogarty was President, CEO and director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Other prior executive positions held by Mr. Fogarty include Managing Director of Alvarez & Marsal, an independent global professional services firm, from August 1994 until April 2009, President and COO of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from September 2008 until April 2009, President and CEO of American Italian Pasta Company, the largest producer of dry pasta in North America from September 2005 through February 2008, CFO of Levi Strauss & Co., a brand-name apparel company from 2003 until 2005, and from December 2001 through September 2003, he served as Senior Vice President and CFO and for a period as a director of The Warnaco Group, a global apparel maker. Mr. Fogarty has also served as Chairman of the Board of Depomed Inc., a specialty pharmaceutical company, since October 2016. From October 2011 through September 2015, Mr. Fogarty served as a director of Regis Corporation, which owns, operates and franchises hair and retail product salons.

The Nominating and Governance Committee concluded that Mr. Fogarty is qualified and should serve, in part, because of his operational and turnaround experience, and his significant executive officer and director experience at a variety of public and private companies.

CYNTHIA T. JAMISON
Director since 2014.

Ms. Jamison, age 57, was the CFO of AquaSpy, Inc., a soil moisture monitoring irrigation company, from 2009 to 2012, when she retired.  From 1999 to 2009, she was a partner with Tatum, LLC, an executive services firm focused exclusively on providing CFO support to public and private companies.  Prior to joining Tatum, she served as CFO of Chart House Enterprises (later AM-CH, Inc.), a publicly traded restaurant company, from May 1998 until March 1999 and previously held various CFO or COO positions at Allied Domecq Retailing USA, a spirits, wine and quick-service restaurant operator, Kraft General Foods, a food and beverage company, and Arthur Andersen LLP, a major accounting firm.  Since 2002, Ms. Jamison has served as a member of the board of directors for Tractor Supply Company, an operator of retail farm and ranch stores, where she currently serves as Non-Executive Chairman.  Ms. Jamison has also served as a director of Office Depot, Inc., a global supplier of office products and services, since August 2013, and Big Lots, Inc., a discount retailer, since May 2015.  Ms. Jamison’s experience includes her past service as a director of several other companies including: B&G Foods, Inc., a manufacturer of high quality, shelf-stable food and household products, Horizon Organic Holdings, an organic dairy producer and marketer, Cellu Tissue, Inc., a paper products producer, and Caribe Media, a communications company in the Dominican Republic.

The Nominating and Governance Committee concluded that Ms. Jamison is qualified and should serve, in part, because of her status as a financial expert and experienced audit committee member and chair, senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience.

EUGENE I. (GENE) LEE, JR.
Director since 2015.

Mr. Lee, age 56, has been our President and CEO since February 2015.  Prior to that, Mr. Lee served as President and Interim CEO since October 2014, and as President and COO of the Company from September 2013 to October 2014.  He served as President, Specialty Restaurant Group from our acquisition of RARE in October 2007 to September 2013.  Prior to the acquisition, he served as RARE’s President and COO from January 2001 to October 2007.  From January 1999 until January 2001, he served as RARE’s Executive Vice President and COO.  Since November 2015, Mr. Lee has served as a director of Advance Auto Parts, Inc., a leading automotive aftermarket parts provider in North America.

The Nominating and Governance Committee concluded that Mr. Lee is qualified and should serve, in part, because of his extensive senior management and leadership experience with our Company.

NANA MENSAH
Director since 2016.

Mr. Mensah, age 65, has been the Chairman and Chief Executive Officer of 'XPORTS, Inc., a privately held company that exports food packaging and food processing equipment to distributors and wholesalers outside of the United States, since January 2005, and previously served as Chief Executive Officer during 2003 and from 2000 through 2002. He has extensive experience as a restaurant operations executive including serving as the Chief Operating Officer of Church's Chicken, a division of AFC Enterprises, Inc. and one of the world's largest quick-service restaurant chains, from August 2003 to December 2004, and as President and Chief Operating Officer of Long John Silver's Restaurants, Inc., the world's largest chain of seafood quick-service restaurants, from 1997 until it was sold in October 1999. Additionally, Mr. Mensah has served as President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. Since 2004, Mr. Mensah has served on the board of directors of Reynolds American, Inc. (RAI), the parent company of R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, and of other companies that manufacture or sell tobacco, smokeless tobacco, nicotine replacement therapy and digital vapor products. Mr. Mensah served on the board of directors of R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR, from June 1999 to July 2004.

The Nominating and Governance Committee concluded that Mr. Mensah is qualified and should serve, in part, because of his extensive experience in the restaurant industry, including operating, turnaround, international and mergers and acquisitions and his experience as a public company director.

WILLIAM S. SIMON
Director since 2014.

Mr. Simon, age 57, served as Executive Vice President of Wal-Mart Stores, Inc., a global retailer, and as President and CEO, Walmart U.S., the largest division of Wal-Mart Stores, Inc., which consists of retail department stores, from July 2010 to August 2014.  Previously, he served as Executive Vice President and COO of Walmart U.S. from March 2007 to June 2010 and Executive Vice President of Professional Services and New Business Development from March 2006 to March 2007.  Prior to joining Walmart, Mr. Simon held senior executive positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a multinational alcoholic beverages company, and Cadbury Schweppes plc, a multinational confectionery company.  Mr. Simon also served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves.  Mr. Simon previously served on Darden’s Board of Directors from 2012 until 2014 and rejoined the Board of Directors in October 2014. He was elected to the board of directors for Agrium, Inc., an agricultural products manufacturer and retailer, in February 2016.  Mr. Simon was elected to the board of directors for Chico’s FAS, an apparel retailer, in July 2016.

The Nominating and Governance Committee concluded that Mr. Simon is qualified and should serve, in part, because of his senior level executive experience in large, complex, retailing and global brand management companies and his extensive experience in retail operations, food service and restaurants, as well as consumer packaged goods.

CHARLES M. (CHUCK) SONSTEBY
Director since 2014.

Mr. Sonsteby, age 63, is currently Chairman of our Board.  He was elected the Vice Chairman of The Michaels Companies, Inc., the largest arts and crafts specialty retailer in North America and parent company of Michaels Stores, Inc., in June 2016. He had served as CFO and Chief Administrative Officer of that company and its predecessor from October 2010 to August 2016.  Prior to that, Mr. Sonsteby served as the CFO and Executive Vice President of Brinker International, Inc., a casual dining restaurant company, from May 2001 to October 2010.  He joined Brinker in 1990 as Director of the Tax, Treasury and Risk Management departments and thereafter served in various capacities, including as Senior Vice President of Finance from 1997 to 2001 and as Vice President and Treasurer from 1994 to 1997.  Mr. Sonsteby was elected to the board of directors of Valvoline, Inc., a producer and distributor of industrial and automotive lubricants and automotive chemicals, in September 2016. Mr. Sonsteby previously served on the board of directors of Zale Corporation, a specialty retailer of diamond and other jewelry products in North America, from November 2006 to February 2011.

The Nominating and Governance Committee concluded that Mr. Sonsteby is qualified and should serve, in part, because of his restaurant operations and executive leadership experience with several major brands, and his experience as a public company director.

PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with SEC rules, the Board asks shareholders for advisory approval of the Company’s executive compensation on an annual basis. Accordingly, we are asking our shareholders to provide an advisory, nonbinding vote to approve the compensation awarded to our NEOs, as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, beginning on pp. 25 and 36, respectively.

As described in detail in the “Compensation Discussion and Analysis” section beginning on p. 25, the Compensation Committee oversees the executive compensation program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Darden’s circumstances and to promote the main objectives of the program. These objectives include: to help us attract, motivate, reward and retain superior leaders who are capable of creating sustained value for our shareholders, and to promote a performance-based culture that is intended to align the interests of our executives with those of our shareholders.

We are asking our shareholders to indicate their support for our NEO compensation. We believe that the information we have provided in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and procedures described in this Proxy Statement.

Resolved, that the compensation awarded to Darden’s NEOs for fiscal 2017, as disclosed in this Proxy Statement pursuant to SEC rules, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

While this vote is advisory and not binding on our Company, the Board and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

Your Board recommends that you vote FOR approval of the foregoing resolution.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In addition to providing our shareholders with the opportunity to cast an advisory vote on executive compensation, we are also seeking an advisory, nonbinding vote on how frequently future advisory votes on executive compensation should be presented to shareholders, as required by SEC rules.

You may vote to hold the advisory vote held every one year (i.e. annually), two years or three years, or you may abstain. While this vote is advisory and not binding on our Company, the Board expects to take into account the outcome of the vote, along with other relevant factors, when considering future advisory votes on executive compensation.

After careful consideration and dialogue with our shareholders, the Board has determined that holding an advisory vote on executive compensation every year continues to be the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. Shareholders currently provide annual say-on-pay advisory votes. Further, an annual say-on-pay vote is consistent with certain other existing practices where we evaluate or respond to internal dynamics, the competitive market, governance requirements and best practices, and investor preferences, such as:

•	Our practice of electing all directors annually;

•	Our practice of annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors;

•
Our disclosure of executive compensation matters annually as required in our Proxy Statement, even though executive compensation programs are designed to promote a long-term connection between pay and performance; and

•	Certain other executive compensation policies and practices.
Your Board of Directors recommends that you vote for advisory votes on executive compensation to be held every ONE YEAR (i.e. annually).

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Audit Committee has appointed KPMG LLP (KPMG) as our independent registered public accounting firm for the fiscal year ending May 27, 2018. KPMG has served as our independent registered public accounting firm continuously since 1995.

The Audit Committee annually reviews KPMG’s qualifications, performance, independence and fees in making its decision whether to engage KPMG. The focus of the process is to select and retain the most qualified firm to perform the annual audit. During the review and selection process, the Audit Committee considers a number of factors, including:

•	Recent and historical KPMG audit performance;

•	The relevant experience, expertise and capabilities of KPMG and our specific audit engagement team in relation to the nature and complexity of our business;

•	A review of KPMG’s independence and internal quality controls;

•
Any legal or regulatory proceedings that raise concerns about KPMG ’s qualifications or ability to continue to serve as our independent auditor, including reports, findings and recommendations of the Public Company Accounting Oversight Board (PCAOB);

•	The appropriateness of KPMG’s fees for audit and non-audit services; and

•	The length of time that KPMG has served as our independent auditor, the benefits of maintaining a long-term relationship and controls and policies for ensuring that KPMG remains independent.

In order to assure continuing auditor independence, in conjunction with the assessment above and the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved when the selection of a new lead engagement partner is required. In addition, the Audit Committee is responsible for the audit fee negotiations with KPMG.

Based on its annual review, the Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of KPMG are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions by shareholders.

Your Board recommends that you vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 27, 2018.

PROPOSAL 5 — SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT A POLICY TO PHASE OUT ROUTINE USE OF ANTIBIOTICS IN THE MEAT AND POULTRY SUPPLY CHAIN

Green Century Equity Fund, 114 State Street, Suite 200, Boston, MA 01209, beneficial owner of 2,575 of our common shares as of April 13, 2017, has notified us that it intends to present the following proposal for consideration at the Annual Meeting. In accordance with federal securities regulations, we have included the text of the proposal and supporting statement exactly as submitted by the proponent. We are not responsible for the content of the proposal or the supporting statement or any inaccuracies they may contain.

Shareholder Proposal and Supporting Statement

Whereas: The World Health Organization and the Centers for Disease Control and Prevention have reported that antibiotic resistance is a global public health crisis that threatens to overturn many of the medical advances made over the last century. Antibiotic resistance causes 2 million illnesses and 23,000 deaths annually in the U.S., costing the economy $35 billion.
A major contributor to antibiotic resistance is the misuse and overuse of antibiotics in meat and poultry production. Roughly 70 percent of medically important antibiotics in the U.S. are sold for use in livestock. Rather than being used only to treat sick animals, these drugs are often deployed in routine uses - to promote faster growth and prevent disease in crowded, unsanitary farm conditions.
Companies exposed to the routine use of medically important antibiotics through their meat supply chains, and whose policies lag behind peers', may face a number of business risks including reputational damage, loss of market share, and regulatory risk.
Darden Restaurants has publicly committed to phasing out the use of medically important antibiotics for growth promotion by December 2016, citing support of FDA guidelines. However, experts have concluded that these guidelines are not sufficient to address the antibiotic resistance crisis and will have limited impact on total agricultural antibiotic use, as they allow for the continued routine use of antibiotics for disease prevention.
In contrast to Darden, major restaurant brands and producers have taken actions that surpass FDA guidelines. Panera Bread and Chipotle Mexican Grill prohibit most antibiotic use in all livestock supply chains, and McDonald's has successfully phased out all medically important antibiotics from its U.S. chicken supply chain. Perdue Farms, Tyson Foods, Subway, and Chick-fil-A have committed to eliminate all antibiotics in chicken. Wendy’s, KFC, Taco Bell, Starbucks, and Jack in the Box have committed to phasing out routine uses, including disease prevention, of medically important antibiotics in chicken.
In April 2016 and March 2017, a group of investors representing over $2 trillion in assets called on Darden to set timelines to expand its current policy to prohibit all routine uses of medically important antibiotics in its global meat and poultry supply chains.
Consumer preferences are rapidly changing to favor meat raised without antibiotics, potentially presenting growth opportunities for leaders and risking market share for laggards. From 2011 to 2015, sales of antibiotic-free meat grew 28.7 percent while conventional meat grew only 4.6 percent.

Increasing regulatory action may also create new constraints to which companies must adapt. In 2015, California passed a bill restricting routine antibiotic use, including disease prevention, in farm animals. Similar bills have been introduced in other states as well.
Resolved: Shareholders request that Darden Restaurants adopt an enterprise-wide policy to phase out routine uses, including disease prevention, of medically important antibiotics in meat and poultry sources, and report to shareholders at reasonable cost and omitting proprietary information the potential timetables and measures for implementing such a policy.

Board of Directors’ Response

The Board recommends a vote AGAINST this proposal. The Board has carefully considered the proposal and believes that the policy requested by the proposal is unnecessary because:

•	Darden has a publicly available position on antibiotic use that reflects the need to balance animal well-being, food safety, supply chain security and broader health concerns;

•
In March 2016, we adopted Food Principles that address the Company’s commitment to the safety and sustainability of our supply chain, which were developed after extensive collaboration between our Company, its suppliers and other stakeholders; and

•
We believe that adopting the policy requested by the shareholder proponent would not provide tangible benefits to shareholders or our restaurant guests and could put us at a competitive disadvantage by creating the possibility of supply shortages for our key protein menu items or increased costs for our guests.

Darden Position on Antibiotic Use and Our Food Principles

Our ingredients are carefully sourced from suppliers who share Darden’s commitment to maintaining best-in-class food safety, quality, sustainability and ethical business conduct.

Antibiotic use in animals is a complex subject and we acknowledge that our guests want to understand more about where our ingredients come from and how they are produced. Darden continues to study the issue and believes that discussions regarding antibiotic use must reflect a variety of considerations, including an understanding that responsible use of antibiotics is one way farmers keep animals healthy and enhance food safety. The Company consulted extensively with its internal subject matter experts, suppliers and other stakeholders to develop the Darden Food Principles to demonstrate the Company’s commitment to providing our guests with great food that is safely and sustainably sourced. The full text of the Food Principles are posted on the Darden corporate website at https://www.darden.com/citizenship/plate/food-principles.

The very first commitment Darden made under the Food Principles was a commitment to, by December 2016, phase out use of antibiotics for growth promotion in farm animals and require that all of our land-based protein suppliers will only use shared-class antibiotics (i.e. those used for both humans and animals) to treat, prevent and control animal illness under the supervision of a veterinarian. As of January 1, 2017, our suppliers are prohibited by law from using antibiotics important to human medicine for growth promotion of farm animals and we continue to monitor their compliance with this and the other commitments under the Food Principles.

Darden takes animal well-being very seriously. We have a responsibility to ensure that animals are treated with respect and care in the process of providing the nutritious food that is served in our restaurants. Our approach to animal well-being and auditing our suppliers is to ultimately ensure the ‘Five Freedoms’ of care throughout the life of farm animals. This guidance on humane animal treatment directs our practices as well as our selection of, and relationship with, sourcing partners.

In addition to the Food Principles, Darden maintains our Supplier Code of Conduct, which outlines our expectations for our suppliers in areas such as ethical business practices; human rights and labor laws; environmental, health and safety practices; and legal compliance.

We continue to engage with our suppliers on our Food Principles and commitments to our guests, and have reviewed these important values with them. As we make progress in these important areas, we will continue to share updates around antibiotic usage, partially-hydrogenated oils, and animal welfare, including cage-free eggs and gestation crate-free housing systems.

Adopting the Requested Policy Would Not Benefit Shareholders and May Put Us at a Competitive Disadvantage

We have carefully crafted these principles for food sourcing to ensure that we can maintain best-in-class food safety, quality, sustainability and animal well-being. The proposal asks the Company to focus on one small segment of one criteria — certain types of antibiotic use — when sourcing our meat products, without taking into consideration the effect that focusing on that criteria would have on the ability of the Company to continue to maintain best-in-class status in the other areas.

After reviewing the facts and considering (a) the discussions held with stakeholders when we developed our Food Principles, (b) food safety guidelines and (c) laws and regulations, we do not believe that adopting the requested policy would benefit shareholders or our guests. Disrupting the balance of interests inherent in our best-in-class objectives as requested by this proposal would create risk to the safety and stability of our supply chain and increase costs for our protein products, thereby raising prices we must charge our guests and expending Company resources while providing no tangible benefit to shareholders.

We intend to provide periodic updates to stakeholders as we move forward with the implementation of the Food Principles and when we achieve the related commitments. We will continue to provide these updates to the public through ongoing reporting that we post to our website at https://www.darden.com/citizenship/plate/food-principles. We do not believe that a special report to shareholders is necessary or an efficient use of Company resources.

Accordingly, your Board recommends that you vote AGAINST this proposal.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. At the 2016 Annual Meeting, the following seven directors were elected to the Company’s Board of Directors: Margaret Shân Atkins, Bradley D. Blum, James P. Fogarty, Cynthia T. Jamison, Eugene I. Lee, Jr., William S. Simon and Charles M. Sonsteby. Nana Mensah was elected to the Company’s Board of Directors in November 2016.

During the fiscal year ended May 28, 2017, the Board met five times. For the period of his or her Board service in fiscal 2017, each incumbent director attended at least 75 percent of the aggregate of the total number of meetings of the Board and the standing committees on which the director served.

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, the Board has adopted Shareholder Communication Procedures that are available at www.darden.com under Investor Relations — Corporate Governance. In general, shareholders and other interested parties may send communications to the attention of the Board, any individual director or the non-employee directors as a group, through the Independent Chairman of the Board. Communications may be sent in writing or via email to: Charles M. Sonsteby, Chairman of the Board, Darden Restaurants, Inc., c/o Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, 1000 Darden Center Drive, Orlando, Florida 32837, email: chairman@darden.com.

The Corporate Secretary will act as agent for the Independent Chairman in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Independent Chairman without instruction from the Independent Chairman, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Independent Chairman. The Corporate Secretary will send a reply to the sender of each communication acknowledging receipt of the communication.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes in detail the process we use to fill vacancies and add new members to the Board. The Protocol is available at www.darden.com under Investor Relations — Corporate Governance, as Appendix A to the Nominating and Governance Committee charter.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on the Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning – always teaching, being “of service,” teamwork and excellence) and possess a wide range of experience in the business world. We also will consider the candidate’s independence under applicable NYSE listing standards and our Corporate Governance Guidelines. In identifying and evaluating nominees for the Board, the Board assesses the background of each candidate in a number of different ways including a wide variety of qualifications, attributes and other factors and recognizes that diverse viewpoints and experiences enhance the Board’s effectiveness. When reviewing and making initial recommendations on new candidates, the Nominating and Governance Committee considers how each prospective member’s unique background, expertise and experience will contribute to the Board’s overall perspective and ability to govern. In identifying or selecting nominees for the Board, the Company’s Corporate Governance Guidelines and the Director Nomination Protocol provide that the Company seeks Board members who will bring to the Board a deep and wide range of experience in the business world and who have diverse problem-solving talents. We seek people who have demonstrated high achievement in business or another field, so as to enable them to provide strategic support and guidance for the Company. The Company strives to maintain a Board that reflects the gender, ethnic, racial and other diversity of our work force and restaurant guests, and also fosters diversity of thought. Recruiting, hiring and nurturing the careers of women and minorities and increasing the diversity of our suppliers are top priorities, and the Company also intends to maintain the diversity of its Board.

The Nominating and Governance Committee will identify potential candidates to recommend to the full Board and a search firm may be engaged to identify additional candidates and assist with initial screening. The Nominating and Governance Committee and the Chairman of the Board will perform the initial screening and review the credentials of all candidates to identify candidates that they feel are best qualified to serve. The Chairman of the Nominating and Governance Committee, working with the Chairman of the Board, will obtain background and reference information, as appropriate, for the candidates under consideration. The Nominating and Governance Committee will review all available information concerning the candidates’ qualifications and, in conjunction with the Chairman of the Board, will identify the candidate(s) they feel are best qualified to serve on the Company’s Board. The Chairman of the Nominating and Governance Committee, the CEO, and the Chairman of the Board (or the Chairman of the Board’s delegate from the Board) will meet with the leading candidates to further assess their qualifications and fitness, and to determine their interest in joining the Board. Following the meeting, the Board member participants and the Chairman of the Board will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for election.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided in our Bylaws. There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. Each of the directors standing for reelection this year who were then in office attended the 2016 Annual Meeting.

Board Committees and Their Functions

General. Our Board has four standing committees that operate under charters adopted by the Board: Audit, Compensation, Finance, and Nominating and Governance. Each charter is available at www.darden.com under Investor Relations — Corporate Governance. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee is an independent director as defined in our Corporate Governance Guidelines, the NYSE listing standards and the Exchange Act requirements. All Board committees have the authority to retain outside advisors. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board as a whole.

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee consists of three members: Ms. Jamison as the Chair, and Ms. Atkins and Mr. Blum as members.

The Board has determined that Mses. Atkins and Jamison and Mr. Blum are each an “audit committee financial expert” as such term is defined by SEC rules, and therefore possess financial management expertise as required of at least one Audit Committee member by the NYSE listing standards. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards. The Audit Committee met eight times during fiscal 2017 and has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm and internal auditing function;

•	The provision of a channel of communication among the Board, the independent auditor, internal audit function, management and other concerned individuals;

•	The assistance to the Board in meeting its fiduciary duties to shareholders and the Company;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	The risks associated with the foregoing.

Another purpose of our Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this Proxy Statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee consists of three members: Mr. Fogarty as the Chair and Ms. Jamison and Mr. Mensah as members.

The Compensation Committee met seven times during fiscal 2017. The primary responsibilities of our Compensation Committee include the following:

•
Annually review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and make recommendations to the other independent directors who will, together with the Compensation Committee, determine and approve the CEO’s compensation based on this evaluation (the CEO may not be present during any Compensation Committee deliberations or voting with respect to his compensation);

•	Make recommendations to the other independent directors who will, together with the Compensation Committee, review and approve the compensation for employee directors other than the CEO;

•
Periodically, as and when appropriate, recommend to the other independent directors who will, together with the Compensation Committee, review and approve the following as they affect the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•
Review and approve the compensation of and compensation policy for the executive officers and such other employees of the Company and its subsidiaries as directed by the Board, other than the CEO and other employee directors, including but not limited to: (a) the annual base salary level, (b) the annual cash bonus incentive opportunity level under the applicable annual incentive bonus plan, and (c) the long-term incentive opportunity level under the applicable long-term incentive plan for each executive officer (other than the CEO and other employee directors);

•
Periodically, as and when appropriate, review and approve the following as they affect the executive officers other than the CEO and other employee directors: (a) any employment agreements and severance arrangements; (b) any change in control agreements and change in control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits, including supplemental retirement benefits and the perquisites provided during and after employment under a “plan” as defined under Item 402(a)(6)(ii) of the SEC’s Regulation S-K;

•
Annually review and approve the objective performance measures and the performance targets for executive officers participating in the Company’s annual incentive bonus plans and long-term incentive plans and certify the performance results under such measures and targets;

•	Determine, amend and monitor compliance with the stock ownership guidelines applicable to executive officers and take actions to address any violation of the stock ownership guidelines;

•
Review and discuss with management the Compensation Discussion and Analysis required to be included in our Proxy Statement and Annual Report on Form 10-K and, based on such review and discussion, make a recommendation to the Board that the Compensation Discussion and Analysis be so included;

•	Prepare a Compensation Committee Report for inclusion in our Proxy Statement and/or annual Form 10-K;

•
Monitor the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to the participation of directors and officers in the Company’s compensation and employee benefit plans or programs;

•
Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and any applicable requirements under NYSE rules that shareholders approve equity compensation plans;

•
Provide recommendations to the Board of Directors on compensation-related proposals to be considered at the Company’s annual meeting, including the frequency of advisory votes on executive compensation;

•	Review and consider the results of any advisory vote on executive compensation and otherwise oversee the Company’s engagement with shareholders on the subject of executive compensation;

•
Review and make recommendations to the Board with respect to adopting, amending and overseeing the policies and practices related to the Company’s recoupment, or the forfeiture by employees, of incentive compensation;

•	Establish, terminate, amend or modify Company’s employee benefit plans or programs; and

•	Provide oversight of the risks associated with the foregoing.

The Compensation Committee may delegate its power under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the 2015 Plan), to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers under the 2015 Plan with regard to our executive officers or directors who are subject to Section 16 of the Exchange Act, or in such a manner as would cause the Plan to not comply with the requirements of Section 162(m) of the Code. Under its charter, the Compensation Committee may delegate any of its administrative responsibilities under our compensation and benefit plans, subject to the applicable rules of the SEC, NYSE and the Internal Revenue Code, to any other person or persons, to the extent permitted by law.

See “Compensation Discussion and Analysis — Process for Determining Fiscal 2017 Executive Compensation — Independent Consultant” for information with regard to the role of consultant in the Compensation Committee’s decision making process.

Finance Committee. The Finance Committee consists of three members: Mr. Sonsteby as the Chair and Messers. Fogarty and Mensah as members.

The Finance Committee met six times during fiscal 2017. The primary responsibilities of our Finance Committee are to:

•
Review financial policies and performance objectives developed by management pertaining to cash flow, capital spending and finance requirements; cash and debt balances, other key credit metrics, and credit ratings; dividend policy; investment criteria, including capital investment hurdle rates; and financial risk management strategies, including hedging and the use of derivatives;

•
Review significant changes to our capital structure, financial arrangements, capital spending and acquisition and disposition plans and making recommendations as needed to the Board regarding the financial structure, financial condition and financial strategy of the Company including the timing and maturity of debt, terms and interest rates of individual issues; common stock sales, repurchases or splits and any changes in dividends; proposed mergers, acquisitions, divestitures, joint ventures and strategic investments; any material diversification of the Company’s business; and authorization for any material prepayment, redemption or repurchase of debt for the purpose of satisfying sinking fund obligations;

•
Review the Company’s proposed annual consolidated budget included in its business plan, recommending such budget to the full Board for approval, and periodically reviewing the Company’s performance against such budget as reasonably required or requested by the Board;

•	Review material banking relationships and lines of credit; and

•
Review periodic reports on the Company’s overall real estate strategy, including significant leasing arrangements, potential impairment issues and review of new restaurant strategies and format changes.

Nominating and Governance Committee. The Nominating and Governance Committee consists of three members: Mr. Simon as the Chair and Ms. Atkins and Mr. Blum as members.

The Nominating and Governance Committee met five times during fiscal 2017. The primary responsibilities of the Nominating and Governance Committee are to:

•
Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and select, or recommend that the Board select, the director nominees for the next annual meeting of shareholders, or in the case of a vacancy on the Board, recommend an individual to fill such vacancy;

•	Review and recommend to the Board the appropriate organizational and board leadership structure;

•	Review the adequacy of our corporate governance principles on a regular basis;

•	Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company;

•
Review the Company’s stock ownership guidelines for non-employee directors, recommend to the Board revisions to such guidelines as it deems desirable or appropriate, and monitor compliance with such guidelines;

•	Oversee the Board’s self-evaluation process, and provide the Board advice regarding Board succession;

•	Recommend to the Board membership for each Board committee and any changes to the Board’s committee structure as it deems advisable;

•	Review the Company’s compliance with SEC and NYSE rules and other applicable legal or regulatory requirements pertaining to corporate governance; and

•	Provide oversight of the risks associated with the foregoing.

Among the Nominating and Governance Committee’s other specific duties, it also is responsible for:

•
Reviewing resignations tendered by a director if, in an uncontested election, the director does not receive the vote of at least a majority of the votes cast at any meeting for the election of directors, and recommending to the Board whether to accept or reject the tendered resignation, or whether other action should be taken; and

•
Making recommendations to the other independent directors who will, together with the Nominating and Governance Committee, determine and approve the compensation for the non-employee independent directors.

The Nominating and Governance Committee has adopted a Director Nomination Protocol that, together with our Bylaws, describes the process by which we intend to fill vacancies and add new members to the Board. The Protocol is described in more detail above under the subheading “Board of Directors — Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers and recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and the NYSE listing standards.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The terms of the Director Compensation Program apply to all directors who are elected to the Board and are not employees of the Company or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect at the time and pursuant to which we are authorized to grant shares of our common stock and share-based awards to directors. Currently, grants of common stock and share-based awards to directors are made from the 2015 Plan. All of our non-employee directors have been determined by your Board to be independent under applicable NYSE listings standards and our Corporate Governance Guidelines.

Our Nominating and Governance Committee periodically reviews our Director Compensation Program and recommends any changes to the Board for approval. The Nominating and Governance Committee acts with the assistance of Pearl Meyer and Partners, the Board’s independent compensation consultant. Pearl Meyer and Partners provides market data on director compensation programs at comparable companies, including companies in the peer groups described in the “Compensation Discussion and Analysis.”

Current Director Compensation Program

Our current Director Compensation Program, which has been in effect since September 2015, is as follows:

•	An annual cash retainer of $75,000;

•	An annual cash retainer for the Chairman of the Board of $30,000;

•	An annual cash retainer for the Chairs of the Audit, Compensation, Finance and Nominating and Governance Committees of $30,000, $20,000, $15,000 and $15,000, respectively;

•	An annual cash retainer for the members of the Audit, Compensation, Finance and Nominating and Governance Committees of $15,000, $10,000, $7,500 and $7,500, respectively; and

•	An annual equity grant, which will be paid 100% in the form of restricted stock units (RSUs) and will have a fair market value of $120,000 at the date of grant.

The annual cash retainers are due and paid quarterly, in arrears, unless the director elects to defer the payment. Directors may elect to receive, in lieu of their cash compensation, RSUs of equal value to the foregone cash fees. If the director chooses to defer payment by receiving RSUs, he or she will receive dividend equivalents on such RSUs.

For the annual equity grant delivered in RSUs, the number of RSUs received equals the award value divided by the fair market value of our common stock on the date of grant. The RSUs vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. A director may elect to defer receipt of these RSUs until completion of Board service. Directors receive dividend equivalents on the RSUs to the extent the RSUs vest. The annual cash retainers and equity grants are pro-rated for directors who serve only a portion of the fiscal year.

Each of our directors is required to own the Company’s common shares with a value of at least five times the annual Board cash retainer, with a mandatory hold on all shares until the ownership guideline is achieved. However, the directors may sell enough shares to pay taxes in connection with their awards, even if the ownership guideline has not yet been achieved. As of May 28, 2017, all of the directors were in compliance with the stock ownership guidelines.

The Company reimburses directors for travel to Board meetings and related expenses, and for costs incurred in connection with attending continuing education programs. In addition, the Company provides a dining benefit to our directors because we believe it is important for our directors to experience dining in our restaurants in order to better perform their duties to our Company.

Fiscal 2017 Compensation of Non-Employee Directors

The table below sets forth, for each person who served as a non-employee director during fiscal 2017, the amount of fees earned or paid in cash, the number of stock awards granted and all other compensation for his or her service in fiscal 2017. Fees earned that were paid in the form of RSUs are detailed in the notes to the table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)(3)	Total ($)
M. Shân Atkins	97,500	119,987	—	—	—	—	217,487
Jean M. Birch	30,749	—	—	—	—	—	30,749
Bradley D. Blum	97,500	119,987	—	—	—	—	217,487
James P. Fogarty	102,500	119,987	—	—	—	—	222,487
Cynthia T. Jamison	115,000	119,987	—	—	—	—	234,987
Nana Mensah	47,170	99,991	—	—	—	—	147,161
Lionel L. Nowell III	33,516	—	—	—	—	—	33,516
William S. Simon	92,514	119,987	—	—	—	—	212,501
Charles M. Sonsteby	122,514	119,987	—	—	—	—	242,501
Alan N. Stillman	27,651	—	—	—	—	—	27,651

(1)	Includes all fees earned, including annual Board retainer, Board and committee chair retainers and committee member retainers.

The annual retainers were payable pro rata at the end of each fiscal quarter and the amounts shown may have been delivered as cash or restricted stock units. The restricted stock units granted are immediately vested, however the settlement of the restricted stock units may be deferred. Amounts received as restricted stock units were as follows: Mr. Mensah, 581 units with a market value of $47,030; Mr. Nowell, 408 units with a market value of $24,966; Mr.

Sonsteby, 802 units with a market value of $63,346. The number of units delivered is based on the amount of compensation earned divided by the closing price for our common stock on the NYSE on the grant date.

(2)
Amounts in this column represent the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) for fiscal 2017. The stock award is delivered in restricted stock units which vest on the earlier of (i) the first anniversary of the grant date or (ii) the date of the next annual meeting of shareholders. Mses. Atkins and Jamison and Messrs. Blum, Fogarty, Simon and Sonsteby received an annual restricted stock unit award of 1,979 units on September 29, 2016 with a fair market value of $119,987 based on the closing price of our common stock ($60.63) on the NYSE on September 29, 2016. Mr. Mensah received a pro rata restricted stock unit award of 1,379 units on his election to the board on November 14, 2016 with a fair market value of $99,991 based on the closing price of our common stock ($72.51) on the NYSE on November 14, 2016. Except for Messrs. Blum, Fogarty and Simon all other directors chose to defer their stock award.

The aggregate number of shares subject to outstanding stock-based awards as of May 28, 2017 for each director is provided in the table below:

	Outstanding Awards
Name	Stock Options	Restricted Stock Units
M. Shân Atkins	3,123	4,328
Bradley D. Blum	3,123	1,979
James P. Fogarty	3,123	7,921
Cynthia T. Jamison	3,123	6,250
Nana Mensah	—	1,960
William S. Simon	2,418	1,979
Charles M. Sonsteby	3,123	8,646

(3)
The Company provides a dining benefit to our directors to experience dining in our restaurants. This benefit does not appear in the Director Compensation Table because the value did not meet the minimum disclosure requirements established by the SEC.

STOCK OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares as of May 28, 2017 by our directors, director nominees, executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of May 28, 2017. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(2)
M. Shân Atkins	7,754	*
Bradley D. Blum	9,631	*
Matthew R. Broad	—	*
Todd A. Burrowes	3,421	*
Ricardo Cardenas	57,653	*
James P. Fogarty	16,955	*
David C. George	272,705	*
Cynthia T. Jamison	7,814	*
Sarah H. King	—	*
Eugene I. Lee, Jr.	385,413	*
John W. Madonna	1,873	*
Nana Mensah	581	*
William S. Simon	10,687	*
Charles M. Sonsteby	15,790	*
All directors and executive officers as a group (14 persons)	790,278	*

*	Less than one percent.

(1)
Includes common shares subject to stock options exercisable within 60 days of May 28, 2017, as follows: Ms. Atkins, 3,123; Mr. Blum, 3,123; Mr. Cardenas, 48,390; Mr. Fogarty, 3,123; Mr. George, 238,468; Ms. Jamison, 3,123; Mr. Lee, 280,800; Mr. Simon, 2,418; Mr. Sonsteby, 3,123; and all directors and executive officers as a group, 585,691 shares.

Includes restricted stock units which will settle in stock awarded to directors which are vested or will vest within 60 days of May 28, 2017, as follows: Ms. Atkins, 2,349; Mr. Fogarty, 5,942; Ms. Jamison, 4,271; Mr. Mensah, 581 and Mr. Sonsteby, 6,667.

(2)
For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days and restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on May 28, 2017, plus (ii) the number of shares underlying options exercisable within 60 days and restricted stock units described in footnote 1 above held by just that individual or group.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of May 28, 2017. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	13,723,796(3)	10.94%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	10,849,300(4)	8.65%

(1)
“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figure reported is a percentage of the total of 125,418,175 common shares outstanding on May 28, 2017, excluding treasury shares.

(3)
Based on a Schedule 13G/A filed February 9, 2017, as of December 31, 2016, The Vanguard Group, Inc. beneficially owned an aggregate of 13,723,796 shares, and had sole power to vote 193,727 shares, shared voting power to vote 30,716 shares, sole dispositive power over 13,506,328 shares, and shared dispositive power over 217,468 shares.

(4)
Based on a Schedule 13G/A filed January 23, 2017, as of December 31, 2016, BlackRock, Inc. beneficially owned an aggregate of 10,849,300 shares, and had sole power to vote 9,867,086 shares and sole dispositive power over 10,849,300 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee believes that our success depends in large measure on our ability to attract and retain highly qualified officers who are motivated to put forth maximum effort on our behalf and on behalf of our shareholders. We have a strong link between pay and performance: our compensation programs are designed to align the performance objectives of our executives with the interests of shareholders.

The strategy continues to work: the Company’s fiscal 2017 performance was strong, demonstrated by the financial results described below. This strong performance was a result of the focused and strategic leadership of the Board and the executive leadership team. Our “Back-to-Basics” operating philosophy remained the foundation for our fiscal 2017 strategic objectives: continuing to leverage our competitive advantages that we see as keys to unlocking sales growth and expanding margins. Because there were no material changes to the Company’s business strategy and performance expectations heading into fiscal 2017, the Compensation Committee did not make any material changes to the executive compensation programs for fiscal 2017.

Summary of Fiscal 2017 Performance and Pay Results

Darden made significant progress in fiscal 2017 as we continued to implement a clear, long-term strategic vision introduced in fiscal 2015 to strengthen Darden’s position as the premier full-service restaurant company. Performance for fiscal 2017 was strong: both sales and profitability improved over fiscal 2016 results. In addition, the Company completed the acquisition of Cheddar’s Scratch Kitchen, adding a value leader with strong growth potential to Darden’s portfolio of differentiated brands. The Company returned approximately $510 million in total cash to shareholders with approximately $280 million in dividends and $230 million in share repurchases during fiscal 2017.

At the end of fiscal 2017, the Company achieved the following financial results, each related to performance measures under existing annual or long-term awards:

•	Consolidated Total Revenue of $7.17 billion;

•	Consolidated Adjusted EPS of $4.02;

•	Consolidated Same Restaurant Sales growth of 1.8%;

•	Consolidated Adjusted Free Cash Flow of $611 million; and

•	Total Shareholder Return (TSR) for 2017 of 34%, with three year and five year TSR of 120% and 123% respectively.

These strong performance results, after adjustments approved by the Compensation Committee as described in the “Performance and Pay Results for Fiscal 2017” section below, yielded strong executive compensation results for fiscal 2017, as evidenced by the following incentive compensation highlights:

•	Annual incentives tied to fiscal 2017 corporate performance metrics were earned at 122% of target;

•
Performance stock units tied to fiscal 2015-2017 performance were earned at 123% of target (representing a blended three-year performance plus a TSR multiplier, as follows: 113% in fiscal 2015, 106% in fiscal 2016, 116% in fiscal 2017, and a 10% TSR multiplier); and

•
Stock options granted in July 2016 have accrued in-the-money value commensurate with the increase in Darden’s stock price, but remain unvested (50% vest three years from grant date and 50% vest four years from grant date).

The Compensation Committee believes that these financial results and pay outcomes are indicative of a sound strategy, excellent execution, and a strong linkage between pay and performance. The Committee also believes that the following demonstrates the Company’s commitment to sound overall governance of executive compensation:

What we do:	What we don’t do:
• Fully independent Compensation Committee	• No guaranteed bonuses
• Independent executive compensation consultant	• No excise tax gross ups
• Majority of our target pay opportunity for our NEOs is in the form of “at risk” incentives	• No option repricing
• Annual incentives have multiple performance measures and capped payouts to mitigate risk	• No dividends paid on unvested long-term incentives until vesting
• Long-term incentives granted in multiple award types to achieve multiple objectives	• No hedging, pledging or short sales of Company securities by officers or directors
• Clawback policy to allow us to recover incentive compensation in the event of a financial restatement due to fraud	• No excessive severance
• Robust executive officer and outside director stock ownership requirements with mandatory holding requirements	• No excessive perks or company aircraft
• Minimum three-year vesting period on annual equity awards	• No automatic single-trigger change in control payments
• Annual shareholder engagement process

Overview

This compensation discussion and analysis provides information about our fiscal 2017 compensation program for our fiscal 2017 named executive officers (NEOs).

Our NEOs for fiscal 2017 were the following five individuals, all of whom serve as executive officers of the Company as of the date of this Proxy Statement.

Name	Position with Company at Fiscal 2017 Year-End
Eugene I. Lee, Jr.	President and Chief Executive Officer
Ricardo Cardenas	Senior Vice President, Chief Financial Officer
David C. George	President, Olive Garden and Executive Vice President, Darden Restaurants
Todd A. Burrowes	President, LongHorn Steakhouse
Matthew R. Broad	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

Process For Determining Fiscal 2017 Executive Compensation

The Compensation Committee and Board are responsible for the Company’s executive compensation program. With respect to fiscal 2017 executive compensation, the Compensation Committee was primarily responsible for (a) the design of the executive compensation program; (b) approving payouts under the Company’s fiscal 2017 annual incentives; and (c) approving long-term incentive payouts under outstanding performance stock units that were earned over the three year period ending with fiscal 2017. Throughout fiscal 2016, shareholders provided feedback that the Compensation Committee considered when developing the fiscal 2017 programs.

Independent Consultant

Pearl Meyer and Partners (Pearl Meyer) has served as the independent consultant to the Compensation Committee since fiscal 2015. In selecting Pearl Meyer, the Committee considered the independence factors prescribed by the SEC and the NYSE, and concluded that Pearl Meyer was independent and that its work did not raise any conflict of interest. In its role as independent consultant, Pearl Meyer reports to, and is directed by, the Compensation Committee. The primary services provided by the consultant are expected to include assisting with peer group review, periodic competitive market studies, periodic review and advice regarding variable pay program designs and executive compensation policies, updates on emerging practices and trends, and attendance at Compensation Committee meetings.

Compensation Peer Group

The Compensation Committee periodically reviews the pay levels and practices of peer companies in order to assess the competitive positioning of Darden’s pay levels and plan designs.

With respect to the compensation program for fiscal 2017, Pearl Meyer recommended, and the Committee approved, the following executive compensation peer group:

The Wendy’s Company
Dunkin’ Brands Group
DineEquity, Inc.
Brinker International, Inc.
Panera Bread Company
Bloomin Brands, Inc.
Chipotle Mexican Grill, Inc.
Buffalo Wild Wings, Inc.
Cracker Barrel Old Country Store, Inc.
The Cheesecake Factory, Inc.

Texas Roadhouse, Inc.
The Gap, Inc.
Nordstrom, Inc.
L Brands, Inc.
AutoZone, Inc.
Dick’s Sporting Goods, Inc.
Tractor Supply Company
Wyndham Worldwide Corporation
William-Sonoma, Inc.
Starwood Hotels and Resorts

This peer group of 20 companies consists of primarily companies in the restaurant, retail and hospitality industries with financial characteristics within a tight range of the Company’s own characteristics. Our peer group reflects a median market capitalization of $5.6 billion and system-wide revenue of $5.0 billion, both as of November 2016.

The peer group extends beyond restaurant operators because there are a limited number of restaurant operators of comparable size to Darden and because the Company competes for talent with, and has some business model similarities to, companies in the retail and broader hospitality industries.

During fiscal 2017, recognizing the growth of the Company both through performance and the acquisition of Cheddar’s Scratch Kitchen, the Compensation Committee reviewed the peer group for fiscal 2018 compensation programs, and upon the recommendation of Pearl Meyer, made the following changes:

Changes for 2018:	2018 Peer Group

Deleted:	The Gap, Inc.
DineEquity, Inc.	Nordstrom, Inc.
Buffalo Wild Wings, Inc.	Aramark Corporation
Texas RoadHouse, Inc.	L Brands, Inc.
Starwood Hotels & Resorts	AutoZone, Inc.
Wyndham Worldwide Corporation	Dunkin’ Brands Group
The Wendy’s Company
Added:	O’Reilly Automotive, Inc.
Aramark Corporation	Dick’s Sporting Goods, Inc.
O’Reilly Automotive, Inc.	Foot Locker Retail, Inc.
Foot Locker Retail, Inc.	Tractor Supply Company
Williams-Sonoma, Inc.
Panera Bread Company
Bloomin’ Brands, Inc.
Brinker International, Inc.
Chipotle Mexican Grill, Inc.
Cracker Barrel Old Country Store, Inc.
The Cheesecake Factory, Inc.

The changes resulted in a peer group comprised of 50% restaurant and 50% retail companies. Our new peer group reflects a median market capitalization of $7.7 billion and system-wide revenue of $7.7 billion, both as of November 2016.

Executive Compensation Philosophy and Strategy

Darden’s executive talent and Total Rewards philosophy continues to be focused on attracting, motivating and rewarding well-qualified executives for achieving business results and demonstrating leadership behaviors that drive our business. We are committed to a pay for performance culture that includes high standards of ethical behavior and corporate governance and we structure compensation programs with the following principles in mind:

•
Compensation Design Supports Our Business Strategy and Is Aligned with Shareholders’ Interests – We have designed our Total Rewards Program, and our incentive plans in particular, to meet our primary goal of aligning with shareholders; specifically, to drive strong and sustainable sales and earnings growth balanced with prudent capital management to maximize total shareholder return.

•
Incentive Compensation Is Aligned with Performance – Total direct compensation (salary, annual incentives and long-term incentives) for our NEOs is structured so that more than two-thirds of the total value at target is attributable to Company performance.

The target pay opportunities approved by the Compensation Committee reflect this pay for performance with 84% of our CEO's and 70% of the other Named Executive Officers’ target total direct compensation tied to performance:

Fiscal 2017 CEO and Other NEO Total Direct Compensation Mix at Target (1)

84% Performance-Based	70% Performance-Based
(1) Based on salary and incentive targets in place at fiscal 2017 year end.
(2) Reflects the average of the NEOs as of the end of fiscal 2017, other than the CEO.

Executive Compensation Program Elements

Our Total Rewards program for NEOs is comprised of base salary, annual incentives, long-term incentives, modest perquisites and retirement savings plans. Our NEOs also are eligible to participate in the health benefits available to our U.S. salaried employees.

Base Salary

We provide competitive base salaries to our NEOs in recognition of their job responsibilities. In addition to external competitive market data (what our peer companies pay for similar positions), we consider individual work experience, leadership, knowledge and internal parity among those performing like jobs when setting salary levels. Annual salary increases are primarily driven by individual performance while also considering the relative position of the individual’s salary to market data.

Annual Incentives

We provided annual cash incentive opportunities to our NEOs under the 2015 Plan for fiscal year 2017. The terms of the fiscal 2017 annual awards required that the Company have positive consolidated earnings from continuing operations for the fiscal year in order for awards to be made for that year. In addition to that condition, the Compensation Committee has the discretion to establish the elements used to determine individual annual incentive awards, if any, to be made, subject to certain limitations. Under the terms of the 2017 annual awards, the Compensation Committee established that the maximum award payable to an individual NEO under the 2015 Plan for the plan year may not exceed ten million dollars. The bonus amounts actually paid for fiscal 2017 to our NEOs were based solely on Company or Business Unit performance, per the following formula approved by the Compensation Committee:

Base Salary	x	Target Bonus Opportunity	x	Company Performance Rating

Company Performance Rating

The metrics which comprise the company performance ratings for each of our NEOs vary depending upon the NEO’s role and responsibilities. Company performance ratings are based solely on Darden results for NEOs other than business unit presidents, whose Company performance ratings are based on business unit results (80 percent) and Darden results (20 percent). Company performance measures for fiscal 2017 were:

Performance Measure	Weighting
Corporate
Adjusted EPS	70 percent
Same-Restaurant Sales	30 percent
Business Unit
Adjusted Business Unit Operating Income	70 percent
Business Unit Same-Restaurant Sales	30 percent

The Compensation Committee established threshold, target and maximum performance goals for each measure, with potential payouts ranging from 0 to 200% of each participant’s target bonus opportunity.

Performance and Pay Results for Fiscal 2017

The Committee certified the following Company performance results for fiscal 2017:

Performance Measure	Weight	Target	Actual	Total Payout (As % of Target)
Darden				122%
SRS	30%	2.0%	1.8%
Adjusted EPS	70%	$3.88	$4.01

Olive Garden				115%
SRS	30%	1.9%	2.6%
Adjusted OI ($ in millions)	70%	$482.4	$484.7

LongHorn				100%
SRS	30%	1.9%	1.2%
Adjusted OI ($ in millions)	70%	$135.1	$137.6

Adjusted EPS for purposes of the annual incentive was derived from the publicly reported diluted net EPS, adjusted for annual incentive calculation purposes to exclude the impact of special items and to exclude certain impacts of Cheddar’s Scratch Kitchen’s result of operations.

Diluted Net EPS from Continuing Operations	$3.83
One-Time Acquisition/Integration Costs	$0.09
Non-Cash Pension Accounting Charges	$0.10
Adjusted Diluted Net EPS from Continuing Operations	$4.02
Impact of Cheddar’s Scratch Kitchen Results of Operations and Interest Expense	-$0.01
Adjusted EPS for Annual Incentives	$4.01

Adjusted operating income (Adjusted OI) for a business unit, for purposes of the annual incentive, was derived from that brand’s component of reported operating income, adjusted to exclude the impact of special items. There were no such adjustments in fiscal 2017.

The final individual annual incentive awards determined by the Compensation Committee are set forth below.

Named Executive Officer	Target % of Salary	Business Weighting	Total Payout (As % of Target)	Actual Award(1)
Eugene I. Lee, Jr.	125%	Darden 100%	122%	$1,525,000
Ricardo Cardenas	80%	Darden 100%	122%	$546,560
David C. George	100%	Olive Garden 80% / Darden 20%	115% / 122%	$727,500
Todd A. Burrowes	80%	LongHorn 80% / Darden 20%	100% / 122%	$447,528
Matthew R. Broad	65%	Darden 100%	122%	$373,375
(1)Based on company/business unit payout %.

Long-Term Incentives

The purpose of the long-term incentive program is to motivate and reward achievement of our long-term objectives of winning financially and creating long-term value for our shareholders. The long-term awards made in July 2016 for the fiscal 2017 grants were made under the 2015 Plan.

For fiscal 2017, the long-term incentive plan design linked pay and performance with an emphasis on performance stock units (PSUs) (with 2/3 PSUs and 1/3 stock options). The fiscal 2017 long-term incentive program provided 1/3 of the grant value in stock options, 1/3 in performance-based stock units tied to ROIC, and 1/3 of the grant value in performance-based stock units tied to relative TSR.

Stock Options (1/3 of the grant value):

•	Granted with an exercise price equal to the closing stock price on the grant date;

•	Vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date; and

•	Maximum term of 10 years.

Performance Stock Units - ROIC (1/3 of the grant value):

•	Share denominated units;

•
Vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date; the portion that vests on the third anniversary of the grant date requires a mandatory one year holding period;

•	Settled in stock based upon achievement to planned ROIC over the three year performance period; and

•	0 - 150% payout opportunity.

Performance Stock Units - Relative TSR (1/3 of the grant value):

•	Share denominated units;

•
Vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date; the portion that vests on the third anniversary of the grant date requires a mandatory one year holding period;

•	Settled in stock based upon relative TSR as compared to publicly-traded restaurant companies over the three year performance period; the companies in our comparison group are listed below; and

•	0 - 150% payout opportunity.

Ark Restaurants Corp.	Ignite Restaurant Group, Inc.
BJ's Restaurants, Inc.	Jack in the Box Inc.
Bloomin' Brands, Inc.	Jamba, Inc.
Bob Evans Farms, Inc.	Kona Grill Inc.
Bravo Brio Restaurant Group, Inc.	Krispy Kreme Doughnuts, Inc.
Brinker International, Inc.	Luby's, Inc.
Buffalo Wild Wings Inc.	McDonald's Corp.
Carrols Restaurant Group, Inc.	Nathan's Famous Inc.
Chanticleer Holdings, Inc.	Noodles & Company
Chipotle Mexican Grill, Inc.	Panera Bread Company
Chuy's Holdings, Inc.	Papa John's International Inc.
Cosi Inc.	Popeyes Louisiana Kitchen, Inc.
Cracker Barrel Old Country Store, Inc.	Potbelly Corporation
Del Frisco's Restaurant Group, Inc.	RAVE Restaurant Group, Inc.
Denny's Corporation	Red Robin Gourmet Burgers Inc.
DineEquity, Inc.	Ruby Tuesday, Inc.
Diversified Restaurant Holdings, Inc.	Ruth's Hospitality Group Inc.
Domino's Pizza, Inc.	Sonic Corp.
Dunkin' Brands Group, Inc.	Starbucks Corporation
Famous Dave's of America Inc.	Texas Roadhouse, Inc.
Fiesta Restaurant Group, Inc.	The Cheesecake Factory Incorporated
Flanigan's Enterprises Inc.	The Wendy's Company
Good Times Restaurants Inc.	Yum! Brands, Inc.

Annual Grants

The Compensation Committee approved grants to the following NEOs, effective July 27, 2016 in accordance with the plan design, as detailed below:

Named Executive Officer	Target Grant Value	Awarded Grant Value	Number of Options(1)	Number of PSUs(2) (ROIC)	Number of PSUs(2) (TSR)
Eugene I. Lee, Jr	$4,000,000	$4,000,000	123,852	19,915	19,915
Ricardo Cardenas	$1,000,000	$1,500,000	46,444	7,468	7,468
David C. George	$1,000,000	$1,500,000	46,444	7,468	7,468
Todd A. Burrowes	$800,000	$800,000	24,770	3,983	3,983
Matthew R. Broad	$600,000	$600,000	18,578	2,987	2,987
(1)Number of options based on the Black-Scholes valuation on the first day of the fiscal year and the average closing stock price on the NYSE for the fiscal month preceding the month in which the grant is made.

(2)Number of PSUs based on the average closing stock price on the NYSE for the fiscal month preceding the month in which the grant is made.

Performance Results and Payouts for Prior Grants

Fiscal 2017 was the final year of the three-year period for PSUs that were granted at the beginning of fiscal 2015 for the performance period covering fiscal 2015-2017. For those grants, awarded under the prior long-term plan design and under our the 2002 Plan, the PSUs are settled in cash at the end of a three-year performance period based on free cash flow and total sales; subject to a 10% adjustment based on Darden’s relative TSR over the three-year period compared to the S&P 500 (multiplied by 110% if in the top quartile and by 90% if in the bottom quartile). The TSR is calculated using an average closing price over the first and last fiscal months of the three year period to minimize volatility. The terms of the plan required that the Company have positive consolidated earnings from continuing operations for the year in which the grant was made in order for any payouts under these PSUs. The plan also limited the award payout for multi-year awards to the aggregate consolidated earnings from continuing operations and sales of the Company during the performance period, excluding years in which the Company had no positive earnings.

The Compensation Committee certified the performance results for fiscal 2017, representing the final year of the fiscal 2015-2017 performance cycle (fiscal 2015 and 2016 results were previously approved by the Committee):

($ in millions)	Weight	Target	Result(1)	Rating	Vesting Percentage
Total Revenue	50%	$7,120	$7,107		91%
Free Cash Flow	50%	$580	$611		142%
Weighted Average				1.50	116%
(1)Results adjusted from reported results for incentive calculation purposes.

The Compensation Committee also certified that Darden’s three-year total shareholder return for the period ending in May 2017 was above the top quartile of the S&P 500; and therefore a 10% adjustment was made to the three year average percent of target earned for the 2015-2017 period.

Based on the Compensation Committee’s certification of results for fiscal 2015, 2016 and 2017, the Compensation Committee approved a payout equal to 123% of target, representing the average of the three fiscal years, as summarized by the following table:

	FY2015	FY2016	FY2017	3 Year Average
Percent of Target Earned	113%	106%	116%	112%
TSR Multiplier				10%
Final Percent of Target				123%

The following is the PSU payout for each NEO for the PSUs that were granted for the performance cycle beginning fiscal 2015 and that vested on July 30, 2017 unless otherwise noted.

Named Executive Officer	Target Grant Value	Target PSUs	Actual PSUs	Stock Price on Vesting Date(1)	Actual Payment
Eugene I. Lee, Jr	$566,667	12,926	15,899	$83.85	$1,433,501
Ricardo Cardenas	$415,000	9,401	11,564	$83.85	$1,038,455
David C. George	$383,333	8,744	10,755	$83.85	$969,705
Todd A. Burrowes
Matthew R. Broad
(1)Represents appreciation of over $40 per share over the three-year period.

Other Programs, Policies, and Practices

Perquisites

We provide limited perquisites to our NEOs that we believe are appropriate to enable business continuity and minimize work distractions. During fiscal 2017, these benefits included an allowance toward a company car, limited reimbursement for financial planning assistance and an annual executive physical.

Other Benefits

Our NEOs receive the same employee benefits provided to other salaried U.S. employees, but are not eligible to participate in Darden’s qualified retirement plans. Instead, our NEOs participate in the non-qualified FlexComp Plan. The FlexComp Plan allows participants (approximately 800) to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. We make contributions into the FlexComp Plan for our NEOs in place of benefits under our qualified retirement and savings plans.

Stock Ownership Guidelines

In keeping with our objective of aligning our executives’ interests with our shareholders’ interests, we require our executives to hold equity in the Company equal in value to a designated multiple of their salaries. Under the Company’s stock ownership policy, the Chief Executive Officer must hold 100% and any other officer must hold 50% of any net after tax shares issued to them until they achieve the required stock ownership level. The required ownership values vary based on the executive’s level of responsibility as follows:

Named Executive Officer	Required Ownership as a Multiple of Base Salary
Eugene I. Lee, Jr	6x
Ricardo Cardenas	4x
David C. George	4x
Todd A. Burrowes	4x
Matthew R. Broad	2x

The Compensation Committee monitors compliance with the ownership guidelines. All of the NEOs were in compliance with the ownership guidelines as of May 28, 2017.

Policy on Granting Equity Awards

Our equity awards policy provides that incentive equity grants to employees, including stock option grants, are made once per year and are effective on the last Wednesday in fiscal July. The Company may also grant equity awards for special purposes such as retention or promotion and such special awards are made effective on any date determined by the Compensation Committee, the Board or authorized individual approving the award. The grant date for equity awards is never a date prior to approval. The exercise price of stock options may not be less than the fair market value of our common stock on the date of the grant as measured by the closing sales price of our common stock on the NYSE.

Recoupment and Forfeiture of Compensation

We have adopted a clawback policy which provides that an executive officer is required to repay performance-based rewards to the Company if he or she knowingly participates in a fraud that requires the Company to restate its financial statements. Performance-based rewards include annual incentive awards and PSU awards under our 2015 Plan.

Change in Control Agreements

All of our officers are parties to Change in Control Agreements for Executive Officers that reflect current market practices and governance best practices. The Change in Control Agreements provide for severance benefits (between 1.5 and 2.0 times base salary and target bonus) in the event of a termination of employment within 24 months of a change in control of the Company.

Compliance with Section 162(m) of the Internal Revenue Code

In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Compensation Committee also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code. The Committee generally seeks to preserve tax deductions for executive compensation. Nonetheless, the Committee has awarded compensation that is not fully tax deductible when it believes such grants are in the best interests of our shareholders and reserves the right to do so in the future. There is no guarantee that compensation payable pursuant to any of the Company’s compensation programs will ultimately be deductible by the Company.

Agreement with Mr. Lee

The Company entered into an agreement with Mr. Lee dated August 13, 2007 in connection with the acquisition of RARE on October 1, 2007. The agreement extinguished most of Mr. Lee’s rights under his previous employment agreement with RARE, including the change in control provisions, but continued other provisions and confirmed the terms of his employment with Darden.

Most of the terms of the agreement have been superseded by other employment arrangements with the Company. The remaining operative provisions of the agreement continue the non-competition, non-solicitation, and non-hire of employees and confidentiality covenants of the RARE agreement during Mr. Lee’s employment with Darden and for specified periods thereafter. Specifically, Mr. Lee is subject to a non-solicitation of employees covenant, a non-hire of employees covenant and a confidentiality covenant during his employment with Darden and for 24 months thereafter; and a non-competition covenant during his employment with Darden and for 18 months thereafter.

Shareholder Engagement and Results of Say on Pay Advisory Vote

At the 2016 Annual Meeting of Shareholders, approximately 96.9 percent of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that these vote results, together with the Company’s ongoing shareholder engagement, reflect that shareholders are pleased with the structure of the Company’s compensation programs put into place by the Compensation Committee for fiscal 2017. The Compensation Committee is not recommending any changes to the Company’s compensation programs for fiscal 2018 as a result of these vote results, however the Compensation Committee continuously evaluates plan design and considers adjustments to the Company’s compensation programs based on market and other considerations. The Compensation Committee and Board are committed to serving Darden’s shareholders, and plan to continue regular dialogue with shareholders as we move forward.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis with Darden’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2017.

Respectfully submitted,

The Compensation Committee
James P. Fogarty, Committee Chair
Cynthia T. Jamison
Nana Mensah

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Fogarty as the Chair and Ms. Jamison and Mr. Mensah as members. In addition to the current members, Ms. Birch and Mr. Nowell also served on the Compensation Committee during a portion of fiscal 2017. During fiscal 2017, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of the Company. In addition, none of the Company’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of another entity whose executive officer served on the Company’s Board of Directors or Compensation Committee.

ASSESSMENT OF RISK OF COMPENSATION PROGRAMS

We believe that our compensation programs for executives and other employees are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. Specifically, we believe that the following features of our compensation programs (discussed in more detail in the Compensation Discussion and Analysis section above) help manage or mitigate risk:

•
The Company has allocated compensation among base salary and short- and long-term compensation target opportunities for executives in such a way as to not encourage excessive risk taking. Incentive compensation is not overly weighted toward short-term incentives. In addition, both short-term and long-term incentives are subject to maximum payment amounts;

•
The mix of equity award instruments used under our long-term incentive program (a) includes full value awards; and (b) rewards different performance measures (currently, total shareholder return for stock options and, return on invested capital growth as well as total shareholder return relative to publicly traded restaurant companies for PSUs);

•
Our annual and long-term compensation plans are reviewed by the Compensation Committee and any risks embedded in those plans are discussed and evaluated for appropriateness. Our incentive opportunities are designed to drive strong, sustainable growth and shareholder return;

•	The multi-year vesting of our equity awards aligns incentive compensation with shareholders’ interests by rewarding long-term stock appreciation rather than short-term performance;

•
Our performance criteria and objectives balance performance and sustainability of performance by setting a variety of goals, including same restaurant sales growth, earnings per share growth, return on invested capital;

•	Our Stock Ownership Guidelines encourage a focus on long-term growth in shareholder value; and

•	Our policies regarding recoupment and forfeiture of compensation discourage excessive or inappropriate risk taking.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended May 28, 2017, May 29, 2016 and May 31, 2015.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)	($)(4)	($)(5)	($)Total
Eugene I. Lee, Jr.	2017	1,000,000	—	2,391,994	1,124,576	1,525,000	—	320,206	6,361,776
President and	2016	953,750	—	2,231,443	1,006,702	1,610,498	—	338,661	6,141,054
Chief Executive Officer	2015	891,462	—	935,887	948,484	1,251,785	—	241,296	4,268,914

Ricardo Cardenas	2017	560,000	—	896,981	421,712	546,560	—	132,592	2,557,845
Senior Vice President and	2016	474,539	—	359,917	162,371	530,046	—	144,690	1,671,563
Chief Financial Officer

David C. George	2017	625,000	—	1,897,014	421,712	727,500	—	188,821	3,860,047
President, Olive Garden and Executive	2016	576,539	—	719,833	324,743	851,061	—	216,651	2,688,827
Vice President, Darden Restaurants	2015	558,296	—	345,598	641,617	683,690	—	157,240	2,386,441

Todd A. Burrowes	2017	535,833	—	478,402	224,912	447,528	—	102,107	1,788,782
President, LongHorn Steakhouse	2016	442,211	—	1,388,417	259,781	604,238	—	125,483	2,820,130

Matthew R. Broad	2017	470,838	—	358,772	168,688	373,375	—	83,678	1,455,351
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

(1)
Amounts reflect the actual base salary earned by the NEO in fiscal 2017, fiscal 2016 and fiscal 2015, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table. Our 2017 and 2016 fiscal years had 52 weeks while 2015 was a 53 week fiscal year.

(2)
The Company made variable incentive payments for fiscal 2017, fiscal 2016, and fiscal 2015 based on achieving performance metrics that were established under the Company’s MIP for fiscal years 2016 and 2015 and the Company’s 2015 Plan for fiscal 2017. These incentive payments are reported in the “Non-Equity Incentive Plan Compensation” column of this table.

(3)
Amounts in these columns represent the grant date fair value of awards computed in accordance with ASC Topic 718 for each of fiscal 2017, fiscal 2016 and fiscal 2015. The assumptions used in calculating these amounts in accordance with ASC Topic 718 are included in Note 1 (under the heading Stock-Based Compensation) to the Company’s audited financial statements included in the Company’s 2017 Annual Report on Form 10-K. The PSUs granted represent two separate awards, the first vesting based on relative TSR, the second based on ROIC. The PSUs granted in fiscal 2017 will vest 50% on the third anniversary of the grant date, after the three year performance period, and 50% on the fourth anniversary of the grant date. The portion that vests on the third anniversary of the grant date requires a mandatory one year holding period. The grant value of PSUs is shown at target payout. Actual awards may range from 0 percent to 150 percent of the targeted incentive. For fiscal 2017, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150%) payout: Mr. Lee—$3,587,991; Mr. Cardenas—$1,345,472; Mr. George—$1,345,472; Mr. Burrowes—$717,603; Mr. Broad—$538,158. For fiscal 2016, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (150%) payout: Mr. Lee—$3,347,165; Mr. Cardenas—$539,875; Mr. George—$1,079,750; Mr. Burrowes—$863,881. For fiscal 2015, the following amounts represent the grant date fair value of PSU awards assuming achievement of maximum (165%) payout: Mr. Lee—$842,950; Mr. George—$570,237. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2017 Executive Compensation Program Elements — Long-Term Incentives.”

(4)
Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the subheading “Non-Qualified Deferred Compensation.”

(5)	All Other Compensation for fiscal 2017 consists of the following amounts:

	Perks and Other Personal Benefits	Company Contributions to Defined Contribution Plans	Insurance Premiums	Dividends or Earnings on Stock or Option Awards	Other	Totals

	($)(a)	($)(b)	($)(c)	($)(d)	($)	($)
Eugene I. Lee, Jr.	30,937	207,808	10,036	71,425	—	320,206
Ricardo Cardenas	25,253	91,070	5,258	11,011	—	132,592
David C. George	20,168	111,311	13,961	43,381	—	188,821
Todd A. Burrowes	13,180	80,931	7,996	—	—	102,107
Matthew R. Broad	20,353	53,321	10,004	—	—	83,678

(a)
Includes the aggregate incremental costs to the Company for personal use of a Company car or a limited car allowance, a retirement discount on the price to purchase a company car, an annual executive physical, a reimbursement for financial counseling services and a discount on the purchase of Company gift cards. None of these perquisites had a value exceeding the greater of $25,000 or 10 percent of total perquisites for an NEO.

(b)
Amounts in this column represent Company contributions made in August 2017 for fiscal 2017 Company performance under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions are made under the provisions of the FlexComp Plan and are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan. Salary or bonus deferred by an NEO into the FlexComp Plan is reported in the “Salary” column or the “Non-Equity Incentive Plan Compensation” column.

(c)	Represents the cost to the Company for providing life insurance and long-term disability insurance.

(d)
Since May 31, 2009, our NEOs have not received dividends or dividend equivalents on unvested restricted stock, unvested restricted stock units or unvested PSUs, but rather accrue them for payment when the restricted stock, restricted stock units or PSUs are earned and vested and only on the number of shares of stock or units which actually vest.

Grants of Plan-Based Awards for Fiscal 2017

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2017 under the 2015 Plan to each of the NEOs.

									All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards ($) (7)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Approval Date (1)	Threshold($)	Target ($)	Maximum($)	Threshold(#)	Target (#)	Maximum(#)
Eugene I. Lee, Jr.	—		—	1,250,000	2,500,000
	7/27/2016	6/29/2016								123,852	59.68	1,124,576
	7/27/2016	6/29/2016				—	19,915	29,873				1,152,682
	7/27/2016	6/29/2016				—	19,915	29,873				1,239,312

Ricardo Cardenas	—		—	448,000	896,000
	7/27/2016	6/28/2016								46,444	59.68	421,712
	7/27/2016	6/28/2016				—	7,468	11,202				432,248
	7/27/2016	6/28/2016				—	7,468	11,202				464,734

David C. George	—		—	625,000	1,250,000
	7/27/2016	6/28/2016								46,444	59.68	421,712
	7/27/2016	6/28/2016							14,937			1,000,032
	7/27/2016	6/28/2016				—	7,468	11,202				432,248
	7/27/2016	6/28/2016				—	7,468	11,202				464,734

Todd A. Burrowes	—		—	428,666	857,332
	7/27/2016	6/28/2016								24,770	59.68	224,912
	7/27/2016	6/28/2016				—	3,983	5,975				230,538
	7/27/2016	6/28/2016				—	3,983	5,975				247,864

Matthew R. Broad	—		—	306,045	612,090
	7/27/2016	6/28/2016								18,578	59.68	168,688
	7/27/2016	6/28/2016				—	2,987	4,481				172,889
	7/27/2016	6/28/2016				—	2,987	4,481				185,883

(1)
The column sets forth the date on which the Committee took action to grant the reported awards. The grants made to Mr. Lee were recommended by the Committee and approved by the independent members of the Board and the grants made to the other NEOs were approved by the Committee.

(2)
The amounts in these columns represent the potential annual cash incentive that may be earned under the 2015 Plan by each NEO. The annual ranges are calculated with the actual salary earned during the fiscal year. Where the NEO’s target bonus opportunity increases during the fiscal year (for example, in the event of a promotion), the target bonus opportunity is based on a proration using the target bonus opportunity in effect for each portion of the fiscal year, and such proration is used in the actual bonus award calculation. Actual payouts to the NEOs based on fiscal 2017 performance are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

(3)
The NEOs received grants of PSUs under the 2015 Plan. The PSUs granted represent two separate awards, the first award vests based on relative TSR, the second award vests based on ROIC. After a three year performance period, the PSUs granted in fiscal 2017 will vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The portion that vests on the third anniversary of the grant date requires a mandatory one year holding period. Actual awards may range from 0 percent to 150 percent of the targeted incentive. These PSUs are described more fully under the heading “Compensation Discussion and Analysis — Fiscal 2017 Executive Compensation Program Elements — Long-Term Incentives.”

(4)	Mr. George received a grant of restricted stock units under the 2015 Plan. The grant to Mr. George vests on the third anniversary of the grant date.

(5)	The NEOs received grants of non-qualified stock options under the 2015 Plan. These non-qualified stock options vest 50% on each of the third and fourth anniversaries of the grant date.

(6)
All stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value under the 2015 Plan has been determined by the Committee to be the closing price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(7)	Assumptions used in the calculation of these amounts are included in Note 1 to the Company’s audited financial statements included in the Company’s 2017 Annual Report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 28, 2017 for each of the NEOs.

	Option Awards (1)					Stock Awards
						Restricted Stock		PSU Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eugene I. Lee, Jr.
	7/28/2010	32,676	—	37.83	7/28/2020
	7/27/2011	60,449	—	45.54	7/27/2021
	7/25/2012	59,783	—	43.58	7/25/2022
	7/24/2013	30,486	30,487	42.99	7/24/2023
	9/25/2013	15,344	15,344	40.87	9/25/2023
	7/23/2014	—	103,152	39.53	7/23/2024
	7/29/2015	—	78,957	65.02	7/29/2025
	7/27/2016	—	123,852	59.68	7/27/2026
						—	—	86,868	7,640,041

Ricardo Cardenas
	7/27/2011	10,783	—	45.54	7/27/2021
	7/25/2012	10,666	—	43.58	7/25/2022
	7/24/2013	9,324	4,804	42.99	7/24/2023
	7/23/2014	6,406	13,010	39.53	7/23/2024
	11/17/2014	—	55,608	49.25	11/17/2024
	7/29/2015	—	12,735	65.02	7/29/2025
	7/27/2016	—	46,444	59.68	7/27/2026
						—	—	29,839	2,624,340
David C. George
	7/28/2010	37,100	—	37.83	7/28/2020
	7/27/2011	47,309	—	45.54	7/27/2021
	7/25/2012	51,984	—	43.58	7/25/2022
	1/30/2013	11,515	—	41.40	1/30/2023
	7/24/2013	27,835	27,836	42.99	7/24/2023
	7/23/2014	—	69,779	39.53	7/23/2024
	7/29/2015	—	25,470	65.02	7/29/2025
	7/27/2016	—	46,444	59.68	7/27/2026
						14,937	1,313,709	34,684	3,050,458

Todd A. Burrowes
	7/29/2015	—	20,375	65.02	7/29/2025
	7/27/2016	—	24,770	59.68	7/27/2026
						12,433	1,093,482	16,770	1,474,922

Matthew R. Broad
	10/13/2015	—	12,516	59.01	10/13/2025
	7/27/2016	—	18,578	59.68	7/27/2026
						—	—	11,382	1,001,047

(1)
All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to NEOs is 50% on the third and fourth anniversaries of the grant date. For Mr. Cardenas, the non-qualified stock option grants made prior to November 17, 2014 vested in thirds on the second, third and fourth anniversaries of the grant date.

(2)
The units reflected in this column represent awards of RSUs granted to Messrs. Burrowes and George. For Mr. Burrowes, 12,443 RSUs will vest on July 28, 2019. For Mr. George, 14,937 RSUs will vest on July 27, 2019. The market value of the RSUs is based on a per share value of $87.95, the closing market price of our common shares on the NYSE on May 26, 2017, the last trading day before the end of our fiscal year on May 28, 2017.

(3)
All units reflected in this column represent PSU awards granted in fiscal 2015, 2016 and 2017. The terms of the PSU awards are more fully described in footnote 4 of the Grants of Plan-Based Awards for Fiscal 2017 table. The market value of outstanding stock awards is based on a per share (or unit) value of $87.95, the closing market price of our common shares on the NYSE on May 26, 2017, the last trading day before the end of our fiscal year on May 28, 2017.

Option Exercises and Stock Vested for Fiscal 2017

The following table summarizes the number of option awards exercised and restricted stock and restricted stock units that vested during fiscal 2017 for each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Eugene I. Lee, Jr.	98,124	5,149,539	—	—
Ricardo Cardenas	—	—	—	—
David C. George	84,283	4,544,709	—	—
Todd A. Burrowes	—	—	—	—
Matthew R. Broad	—	—	—	—

(1)
The value realized equals the difference between the exercise price and the closing market price of our common stock on the NYSE on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our common stock on the NYSE on the vesting date multiplied by the number of shares acquired on vesting.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers and certain employees who are not eligible to participate in the Darden Savings Plan.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25 percent of their base salaries and up to 100 percent of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in the Darden Savings Plan, the Company’s qualified 401(k) savings plan), as selected by the participant.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement plans. Company contributions are made annually. For all NEOs, the annual contribution is 4 percent of the executive’s eligible annual earnings. In addition, a second Company contribution ranges from 1.5 percent to 7.2 percent of the executive’s eligible annual earnings based on Company performance. The contributions are deferred in accordance with the participants’ elections and the terms of the FlexComp Plan.

Participants may elect to have the contributions credited with rates of return based on several investment alternatives, which mirror the returns credited in the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The FlexComp Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their rate of return for the twelve months ended May 31, 2017, the reportable fund performance period that most closely matched our fiscal year, as reported by the administrator of the Darden Savings Plan.

Deferred amounts under the FlexComp Plan are generally paid following separation from employment and are normally made in the form of a single sum cash payment. Participants may also elect to be paid in the form of 5-year or 10-year annual installment payments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Europacific Growth R6	15.14%	Vanguard Instl Target Retirement 2030 Fd	12.25%
Columbia Trust Stable Government 1-0	1.18%	Vanguard Instl Target Retirement 2035 Fd	13.45%
Darden Company Stock Fund	39.62%	Vanguard Instl Target Retirement 2040 Fd	14.66%
Darden ESOP Stock Fund	40.91%	Vanguard Instl Target Retirement 2045 Fd	15.01%
DFA US Small Cap I	22.42%	Vanguard Instl Target Retirement 2050 Fd	15.01%
Vanguard Extended Market Index Inst	21.82%	Vanguard Instl Target Retirement 2055 Fd	15.05%
Vanguard Institutional Index I	17.88%	Vanguard Instl Target Retirement 2060 Fd	15.06%
Vanguard Instl Target Retirement 2010 Fd	5.87%	Vanguard Instl Target Retirement Inc Fd	5.76%
Vanguard Instl Target Retirement 2015 Fd	8.06%	Vanguard Total Bond Market Index I	0.82%
Vanguard Instl Target Retirement 2020 Fd	9.76%	Vanguard Total Intl Stock Index Admiral	13.71%
Vanguard Instl Target Retirement 2025 Fd	11.07%

The following table provides additional information concerning the FlexComp Plan account for each NEO, including the contributions by Darden to the FlexComp Plan during fiscal 2017 and the aggregate FlexComp balance as of the end of fiscal 2017 on May 28, 2017.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of FY 2017 ($)
Eugene I. Lee, Jr.	—	253,861	295,123	—	2,012,235
Ricardo Cardenas	—	99,454	72,407	—	642,668
David C. George	221,409	141,332	16,087	—	1,908,622
Todd A. Burrowes	—	103,808	(3,391)	—	100,417
Matthew R. Broad	30,789	—	10,762	—	41,551

(1)	Reflects the deferred amounts for each of the NEOs which is reported as compensation to such NEO in the Summary Compensation Table.

(2)
Reflects the Company’s annual contribution to the FlexComp Plan made in August 2016 during fiscal 2017 for the account of the NEOs. The Company contributions made in August 2017 during fiscal 2018 are not reported in this table.

Potential Payments Upon Termination or Change in Control

The Company has entered into Change in Control Agreements (CIC Agreements) with Messrs. Lee, Cardenas, George, Burrowes, and Broad. The Company’s typical practice is not to enter into employment agreements with the NEOs. The following summarizes the potential payments to be made to NEOs upon termination of their employment or a change in control of the Company.
Payments Made Upon Any Termination of Employment. Regardless of the manner in which an NEO’s employment terminates, the NEO is entitled to receive amounts earned during the NEO’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Unreimbursed employment-related expenses and other benefits owed to the NEO under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation;

•	The NEO’s FlexComp account balance;

•	The NEO’s Darden Savings Plan account, if applicable; and

•	The NEO’s benefit under the qualified retirement plan (the RIP), if applicable.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the NEO will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the NEO is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of an NEO who has reached age 55 with ten or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will be entitled to receive prorated vesting of each option grant, and be allowed to exercise such option for the lesser of five years or the remainder of the original term;

•	The NEO will continue to vest in a prorated share of grants of PSUs based on Company performance for the remainder of the applicable PSU performance period; and

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of an NEO who has reached age 65 with five or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The NEO will vest in all outstanding stock options with continued exercisability for the remainder of the original term;

•	The NEO will continue to vest in grants of PSUs based on Company performance for the remainder of the original PSU performance period;

•	The NEO, if eligible, will receive a Company contribution in a health reimbursement account to be used to reimburse eligible medical expenses, if applicable; and

•	The NEO will be entitled to receive a distribution of any balance held under the Darden Savings Plan, if applicable.

Payments Made Upon Disability.  The Company pays for long-term disability coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. In the event of disability, the NEO will receive the items identified under the heading “Payments Made Upon Any Termination of Employment” above. In addition, the NEO is entitled to the following benefits, which are also available to employees with disability coverage:

•	The NEO will vest in all outstanding stock options and be allowed to exercise such stock options for the remainder of the original term;

•	The NEO will vest in all outstanding PSUs on a pro rata basis based on Company performance for the remainder of the original PSU performance period;

•	Up to 90 days of salary continuation;

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65 starting on the 91st day of disability; and

•	Continued eligibility for group medical, life, and dependent life coverage for 52 weeks.

Payments Made Upon Death. The Company pays for life insurance coverage for the NEOs and the amount paid for the insurance is included in the “All Other Compensation” column in the Summary Compensation Table. The life insurance benefit for the NEOs is equal to four times salary and bonus, with a maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death occurs while traveling on business. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the beneficiary or estate of the NEO (as applicable) will receive the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” except that the NEO would be fully vested in any employer contributions under the Darden Savings Plan upon death and death benefits may not be payable under the RIP.

Stock options, restricted stock, restricted stock units and PSUs will vest in full and stock options will be exercisable for the remainder of the original term.

Payments Made Upon Involuntary Termination Without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading above entitled “Payments Made Upon Any Termination of Employment,” such benefits to an executive officer may include severance payments of up to 12 months’ base salary and up to 12 times the monthly value of the Company’s contribution to health insurance benefits, among other benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age plus his or her years of service equals or exceeds 70 and the executive is involuntarily terminated without cause, accelerated vesting will be applied to a pro rata portion of the outstanding stock options and PSUs. Stock options will be exercisable for the lesser of five years or the remainder of the original term.

Payments Made Upon a Change in Control. The Company has entered into CIC Agreements with Messrs. Lee, Cardenas, George, Burrowes, and Broad. The CIC Agreements provide for, contingent upon the NEO executing a release of claims against the Company and complying with the non-competition, non-solicitation, confidentially and other restrictive covenants, severance payments equal to one and one half times the sum of the NEO’s base salary and target annual bonus, and an amount equal to 18 times the monthly COBRA charge in effect on the date of termination for the Company-provided group health plan coverage in effect for the NEO on the date of termination, less the monthly active employee charge for such coverage on the date of termination, if the NEO is terminated without cause or voluntarily terminates employment with good reason within two years of a change in control. If the severance payments the NEO would otherwise be entitled to receive would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, unless the severance payments provided under the agreement (with the NEO bearing all responsibility for taxes) provides a net payment to the NEO that is at least 10 percent higher than the net reduced amount. The CIC Agreement provides for an initial term ending on December 31 of the year the agreement is first in effect, and extended on December 31 of each year for a period of one year, unless prior notice is given by the Company that the agreement will not be extended.

Under the CIC Agreement, “Change in Control” means:

•
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) (a Person) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then-outstanding shares of common stock of the Company (the Outstanding Company Common Stock) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the Outstanding Company Voting Securities);

•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a Business Combination), in each case unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (z) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

•Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Under the CIC Agreement, “Cause” means:

•
An act or acts of fraud or misappropriation on the NEO’s part which result in or are intended to result in the NEO’s personal enrichment at the expense of the Company and which constitute a criminal offense under State or Federal laws;

•
The NEO’s continued failure to substantially perform the NEO’s duties with the Company (other than any such failure resulting from the NEO’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the NEO;

•	The NEO’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or

•
The NEO’s conviction of, or entering into a plea of either guilty or nolo contendere to, any felony, including, but not limited to, a felony involving moral turpitude, embezzlement, theft or similar act that occurred during or in the course of the NEO’s employment with the Company.

Under the CIC Agreement, “Good Reason” means, without the express written consent of the NEO:

•
The assignment to the NEO of any duties inconsistent in any substantial respect with the NEO’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the change in control or any other substantial adverse change in such position (including titles), authority or responsibilities;

•
A material reduction in the NEO’s base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the change in control; or

•Any failure by the Company to obtain the assumption and agreement to perform by a successor.

The table below reflects the amount of compensation payable to each of the NEOs (i) under the CIC Agreement, as applicable to each individual NEO, in the event of such NEO’s involuntary not-for-cause termination of employment or resignation with good reason following a change in control and (ii) pursuant to the Company’s general practices, in the event of termination of such NEO’s employment upon voluntary termination, involuntary not-for-cause termination, involuntary for-cause termination and termination by death of the NEO. The amounts shown assume that such termination or change in control was effective as of May 28, 2017 and are estimates of the amounts that would be paid out to the NEO upon their termination. The actual amounts to be paid out can only be determined at the time of such NEO’s separation from the Company. Except for the fiscal 2017 Annual Incentive and FlexComp Plan awards, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination of Employment.” Items such as the Darden Savings Plan or FlexComp Plan account balances are identified under the Non-Qualified Deferred Compensation Table.

	Voluntary Termination ($)		Involuntary Not For Cause Termination (1) (2) ($)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination or Resignation For Good Reason (Change in Control) (1) ($)	Death ($)		Disability ($)
Benefits and Payments Upon Termination
Eugene I. Lee, Jr.
FY17 Annual Incentive (3)	1,525,000		1,525,000	1,525,000	1,525,000	1,525,000		1,525,000
FY17 FlexComp (Retirement Contribution)(4)	207,808		207,808	207,808	207,808	207,808		207,808
Cash Severance Benefit (5)	—		1,000,000	—	4,500,000	—		1,799,973	(6)
Accelerated Vesting of Stock-based Awards(8)	11,648,972	(7)	11,648,972	—	20,307,097	20,307,097		16,082,477
Miscellaneous Benefits (9)	166,041		174,880	166,041	184,373	1,500,000	(10)	234,817
Ricardo Cardenas
FY17 Annual Incentive (3)	546,560		546,560	546,560	546,560	546,560		546,560
FY17 FlexComp (Retirement Contribution)(4)	91,070		91,070	91,070	91,070	91,070		91,070
Cash Severance Benefit (5)	—		560,000	—	1,512,000	—		2,918,411	(6)
Accelerated Vesting of Stock-based Awards(8)	—		4,152,487	—	7,322,917	7,322,917		6,021,657
Miscellaneous Benefits (9)	95,482		104,321	95,482	109,231	1,500,000	(10)	131,529
David C. George
FY17 Annual Incentive (3)	727,500		727,500	727,500	727,500	727,500		727,500
FY17 FlexComp (Retirement Contribution)(4)	111,311		111,311	111,311	111,311	111,311		111,311
Cash Severance Benefit (5)	—		625,000	—	1,875,000	—		1,056,250	(6)
Accelerated Vesting of Stock-based Awards(8)	6,260,933	(7)	7,599,736	—	11,032,281	11,032,281		9,504,050
Miscellaneous Benefits (9)	12,713		21,552	12,713	26,332	1,500,000	(10)	63,000
Todd A. Burrowes
FY17 Annual Incentive (3)	447,528		447,528	447,528	447,528	447,528		447,528
FY17 FlexComp (Retirement Contribution)(4)	80,931		80,931	80,931	80,931	80,931		80,931
Cash Severance Benefit (5)	—		538,100	—	1,452,870	—		1,928,607	(6)
Accelerated Vesting of Stock-based Awards(8)	—		—	—	3,828,418	3,211,005		2,294,974
Miscellaneous Benefits (9)	2,640		5,685	2,640	7,368	1,500,000	(10)	37,763
Matthew R. Broad
FY17 Annual Incentive (3)	373,375		373,375	373,375	373,375	373,375		373,375
FY17 FlexComp (Retirement Contribution)(4)	53,321		53,321	53,321	53,321	53,321		53,321
Cash Severance Benefit (5)	—		475,200	—	1,176,120	—		1,441,430	(6)
Accelerated Vesting of Stock-based Awards(8)	—		—	—	5,392,490	5,392,490		1,246,489
Miscellaneous Benefits (9)	2,730		11,569	2,730	16,349	1,500,000	(10)	34,695

(1)	Amounts shown are subject to reduction if payments of benefits would result in excise tax liabilities under IRC Section 4999, and would result in the NEO being better off on an after-tax basis.

(2)	Involuntary not for cause termination includes termination of the NEO’s employment by the Company for any reason other than his or her violation of Company policy.

(3)	Reflects the annual cash incentive, which is also included in the Summary Compensation Table.

(4)	Reflects the annual FlexComp Plan award for fiscal 2017 paid in August 2017, which is also included in the Summary Compensation Table.

(5)
For Mr. Lee, the Change in Control scenario reflects two times the sum of his base salary plus target bonus. For Messrs. Cardenas, George, Burrowes and Broad, the Change in Control scenario reflects one and one half times the sum of the NEOs base salary plus target bonus. For all NEOs, the Involuntary Not For Cause Termination scenario reflects 52 weeks of base salary, the value they would receive under our severance practice.

(6)
Severance benefits under the disability termination scenario reflect the estimated value of expected benefits payable by the Company through our short-term disability policy and by our third-party long-term insurance providers.  Assumes continued payment by the Company of an NEO’s base salary for 90 days. After that initial period until reaching age 65, an NEO would be entitled to receive $180,000 of annual disability benefits through the Company’s insured long-term disability program.

(7)
This amount represents the value of awards that would receive continued and accelerated prorated vesting when a NEO qualifies for early retirement (age 55 plus ten years of service) as of May 28, 2017.

(8)
This value is calculated based on the closing market price of $87.95 of our common stock on the NYSE on May 26, 2017, the last trading day before the end of the fiscal year on May 28, 2017. For stock options, this value equals the difference between the closing market price of $87.95 of our common stock on the NYSE on May 26, 2017, and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination. Performance Stock Unit payouts are estimated assuming 100% performance results. The amounts include accumulated cash dividends on the outstanding Restricted Stock Units and Performance Stock Units.

(9)
Miscellaneous benefits include the value of health and life insurance benefits, post-retiree medical benefits (if applicable), FlexComp Plan benefits, and miscellaneous perquisites such as discount on the purchase of their company car.

(10)
The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

The Company is party to trust agreements to provide for payments under our non-qualified deferred compensation plans, including our Compensation Plan for Non-Employee Directors, the 2015 Plan and the FlexComp Plan. Full funding is required upon a change in control of Darden. In addition, stock options, restricted stock, restricted stock units and PSUs issued under our stock plans are subject to accelerated vesting in the event of a termination not for cause or for good reason following a change in control, as defined in those plans or related award agreements.

Equity Compensation Plan Information

The following table gives information about shares of our common stock issuable as of May 28, 2017 under the 2015 Plan, 2002 Plan, the RARE Hospitality International, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the RARE Plan) and our Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (3)	4,411,061	$46.15	7,646,567	(4)
Equity compensation plans not approved by security holders (5)	127,225	$35.44	0
Total	4,538,286	$45.81	7,646,567

(1)	Includes stock options exercisable for common shares and deferred compensation obligations and unvested restricted stock units that may be paid out in common shares.

(2)	Relates solely to stock options exercisable for common shares.

(3)
Consists of the 2015 Plan, 2002 Plan and our Employee Stock Purchase Plan. The 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and SARs, the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after September 15, 2006, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(4)
Includes up to 6,658,410 shares of common stock that may be issued under awards under the 2015 Plan, and up to 988,157 shares of common stock that may be issued under our Employee Stock Purchase Plan. No new awards may be made under the 2002 Plan.

(5)	Consists of the RARE Plan, which is further described below.

RARE Plan. We acquired RARE on October 1, 2007. The RARE Plan has not been approved by our shareholders, but was approved by the shareholders of RARE on May 8, 2007. No new awards may be granted under the RARE Plan after May 10, 2014, but the plan shall remain in effect as long as any awards under the plan are outstanding. The RARE Plan is administered by the Compensation Committee. The RARE Plan provided for the issuance of common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan were any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. The RARE Plan is designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation. The RARE Plan provides that the exercise price of stock options shall be determined by the Compensation Committee, but shall not be less than the fair market value of a share of common stock as of the grant date. The Compensation Committee further amended the RARE Plan on June 19, 2008, to provide a “fungible share pool” approach to manage authorized shares under the RARE Plan. The RARE Plan did not provide for “net share counting,” so that shares that are used to pay the exercise price of a stock option or are withheld upon exercise of a stock option to satisfy tax withholding requirements were not be added to the number of shares available for granting awards under the RARE Plan.

AUDIT COMMITTEE REPORT

The Audit Committee.  Our Audit Committee consists of three directors, each of whom is an independent director under our Corporate Governance Guidelines and as required by the NYSE listing standards and SEC regulations for audit committee membership. The Audit Committee acts under a written charter adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee appoints our independent registered public accounting firm and is primarily responsible for:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The qualifications and independence of our internal audit function and independent registered public accounting firm; and

•	The performance of our internal audit function and independent registered public accounting firm.

Management is responsible for our internal controls, for the financial reporting process, and for providing a report assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an independent audit of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

Audit Committee Report.  The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KMPG LLP its independence.

Based upon the reviews and discussions with management and KPMG LLP described above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 28, 2017 for filing with the SEC.

This report has been furnished by the members of the Audit Committee:

Cynthia T. Jamison, Chair
Margaret Shân Atkins
Bradley D. Blum

Independent Registered Public Accounting Firm Fees and Services

Fees

The following table sets forth the aggregate fees billed or estimated to be billed to us by KPMG LLP for fiscal 2017 and fiscal 2016:

	Fiscal 2017	Fiscal 2016
Audit Fees	$2,280,000	$3,600,000
Audit-Related Fees	163,000	153,000
Tax Fees	1,350,200	2,345,000
All Other Fees	3,300	3,300
Total Fees	$3,796,500	$6,101,300

Audit Fees consisted of fees paid to KPMG LLP for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of our interim financial statements included in our Quarterly Reports on Form 10-Q, and services normally provided by our accountants in connection with statutory and regulatory filings or engagements. Fiscal 2017 audit fees were lower than the prior year, primarily reflecting additional services performed in connection with the spinoff of certain real estate assets into Four Corners Property Trust, Inc. (the FCPT Transaction) in fiscal 2016.

Audit-Related Fees consisted of fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. The services provided consisted of audits of our employee benefit plans, the Darden Restaurants, Inc. Foundation and Darden Dimes, Inc.

Tax Fees in fiscal 2017 consisted of fees for tax compliance of $1,350,200, and in fiscal 2016 consisted of fees for tax compliance of $1,095,000 and tax consulting services of $1,250,000. Fiscal 2017 tax fees were lower than the prior year, primarily reflecting additional tax consulting performed in connection with the FCPT transaction in fiscal 2016.

All Other Fees consisted of fees other than the services reported above. The services provided in fiscal 2017 and in fiscal 2016 consisted of a subscription to an accounting research website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the CFO are obtained prior to the retention; and

•	The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under the applicable rules of the SEC, Independence Standards Board and NYSE.

In addition, all non-audit services of more than $250,000 must be pre-approved by the full Audit Committee.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2017 and fiscal 2016, all of the services provided by KPMG LLP for the services described above related to Audit-Related Fees, Tax Fees, and All Other Fees were pre-approved using the above procedures and none were provided pursuant to any waiver of the pre-approval requirement.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish such materials to our shareholders by providing access to these documents over the Internet. Accordingly, on August 7, 2017, we sent a Notice of Availability of Proxy Materials to our shareholders of record and beneficial owners. You have the ability to access the proxy materials on a website referred to in such Notice or request to receive a printed set of the proxy materials free of charge.

Who is entitled to vote?

Record holders of our common shares at the close of business on July 25, 2017 are entitled to one vote for each common share they own. On July 25, 2017, 125,351,340 shares of common stock were outstanding and eligible to vote. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting. There is no cumulative voting.

How do I vote?

Before the meeting, if you are a shareholder of record, you may vote your shares in one of the following three ways:

•	By Internet, by going to the website shown on your proxy card or Notice of Availability of Proxy Materials and following the instructions for Internet voting set forth on such proxy card or Notice;

•	If you reside in the United States or Canada, by telephone at the number shown on your proxy card and following the instructions on such proxy card; or

•	If you received or requested printed copies of the proxy materials by mail, by completing, signing, dating and returning the proxy card.

Shareholders are invited to attend the Annual Meeting and vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from the broker, bank or other holder of record of your shares to be entitled to vote those shares in person at the meeting.

Telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. E.T. on September 20, 2017.

Please use only one of the three ways to vote. Please follow the directions on your proxy card or Notice of Availability of Proxy Materials carefully. The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have two choices for each director nominee — FOR or WITHHOLD —, four choices for the advisory vote on frequency of future advisory votes on compensation — ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN — and three choices for each other matter to be voted upon — FOR, AGAINST or ABSTAIN.

If you are a shareholder of record and do not specify on your returned proxy card or through the Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, for ONE YEAR for the frequency of future advisory votes on executive compensation, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2018, and AGAINST the shareholder proposal requesting that the Company adopt a policy to phase out routine use of antibiotics in the meat and poultry supply chain.

What is a “broker non-vote,” and will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in a brokerage account in your bank or broker’s name (street name), the proxy materials or Notice of Availability of Proxy Materials were forwarded to you by your bank or broker, who is considered the shareholder of record for purposes of voting at the Annual Meeting. If you received a proxy card, those shares held in street name were not included in the total number of shares listed as owned by you on the proxy card. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account. You should follow the voting instructions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, if your bank or broker allows, submit voting instructions by telephone or the Internet.

A “broker non-vote” generally occurs when you fail to provide your broker with voting instructions and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the NYSE rules applicable to its member brokers. Broker non-votes are not counted as votes cast on a proposal, but the shares represented at the meeting by an executed proxy to which such non-votes relate are counted as present for the limited purpose of determining a quorum at the Annual Meeting. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018 is considered a routine matter under current applicable rules, assuming that no shareholder contest arises as to this matter. As such, your brokerage firm will have the discretionary authority to vote shares on this matter for which you do not provide voting instructions. The election of directors and all other proposals to be voted on at the Annual Meeting, including the shareholder proposal, are not considered to be routine matters.

Ballots will be distributed during the meeting to anyone who wants to vote in person. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the meeting.

How do you recommend that I vote on these items?

The Board recommends that you vote FOR the election of each of the eight director nominees set forth in this Proxy Statement, FOR advisory approval of our executive compensation, for ONE YEAR for the frequency of future advisory votes on executive compensation, FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal 2018, and AGAINST the shareholder proposal requesting that the Company adopt a policy to phase out routine use of antibiotics in the meat and poultry supply chain.

What if I change my mind after I vote?

You may change your vote or revoke your proxy at any time before the polls close at the meeting by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting as described on the proxy card; or

•	Voting again in person at the meeting.

You also may revoke your proxy prior to the meeting without submitting a new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

If you received a proxy card by mail, your proxy card includes shares held in your own name and shares held in any Darden plan, including the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the proxy card and Notice of Availability of Proxy Materials.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card if you received a proxy card by mail. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the proxy card or Notice of Availability of Proxy Materials. If you do not submit timely voting instructions to the trustee on how to vote your shares, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

What does it mean if I received more than one proxy card or Notice of Availability of Proxy Materials?

If you received more than one proxy card or Notice of Availability of Proxy Materials, it means you have multiple accounts with your brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wells Fargo, National Association, toll free at (877) 602-7596.

Who may attend the Annual Meeting?

The Annual Meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We will verify your name on our shareholders list and ask you to produce valid photo identification. If your shares are held in street name by your broker or bank, you must bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

We currently anticipate taking questions from shareholders, although we may impose certain procedural requirements such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the Annual Meeting?

A majority of our outstanding common shares as of the record date must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly returned a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained above under the question “How do I vote?”.

How many votes are required to approve each proposal?

Proposal 1: In an uncontested election, the eight director nominees shall be elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “WITHHOLD” relating to that director’s election as described under the caption “PROPOSAL 1 — ELECTION OF EIGHT DIRECTORS FROM THE NAMED DIRECTOR NOMINEES.” Failing to vote for all or some of the director nominees will have no effect on the election of directors. Broker non-votes will also have no effect on this proposal. However, under our Bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast for the election of directors at any meeting at which a quorum is present, the director must promptly tender his or her resignation to the Board and remain a director until the Board appoints an individual to fill the office held by such director, as more particularly described under the heading “Corporate Governance and Board Administration — Director Election Governance Practices.”

Proposal 2: This advisory vote as described under the caption “PROPOSAL 2 — ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The approval of the advisory resolution on executive compensation requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 3: This advisory vote as described under the caption “PROPOSAL 3 — ADVISORY APPROVAL ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION” is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal. The recommended outcome of the advisory resolution on frequency of future advisory votes on executive compensation will be, under Florida law, the option with the greatest number of votes cast in favor. Abstentions and broker non-votes will not be counted as votes for any of the options in this proposal.

Proposal 4: The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 27, 2018 described under the caption “PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

Proposal 5: The ratification of the shareholder proposal described under the caption “PROPOSAL 5 — SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT A POLICY TO PHASE OUT ROUTINE USE OF ANTIBIOTICS IN THE MEAT AND POULTRY SUPPLY CHAIN” requires, under Florida law, the majority of the votes cast to be voted “FOR” the proposal. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” the proposal.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Where do I find the voting results of the meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file within four business days after the date our 2017 Annual Meeting of Shareholders ends.

How do I submit a shareholder proposal, nominate directors or recommend director nominees, or submit other business for next year’s annual meeting?

If you wish to submit a proposal for inclusion in our Proxy Statement for our 2018 Annual Meeting, the proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act, and must be received by our Corporate Secretary at our principal office no later than the close of business on Wednesday, April 11, 2018. Please address your proposal to: Matthew R. Broad, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary, Darden Restaurants, Inc., 1000 Darden Center Drive, Orlando, Florida 32837.

Under our Bylaws (which are subject to amendment at any time), if you wish to nominate a director at our 2018 Annual Meeting and such nomination will not be included in the proxy statement for that meeting, or you wish to bring other business before the shareholders at our 2018 Annual Meeting, you must:

•	Notify our Corporate Secretary in writing on or before May 24, 2018; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

Our Bylaws also provide a proxy access right to permit a shareholder, or a group of not more than 10 shareholders, owning continuously for at least 3 years shares of our Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, to nominate and include in our proxy materials director nominees constituting up to 25% of the number of the directors in office, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. If you wish to exercise your proxy access right to nominate a director(s), you must:

•	Notify our Corporate Secretary in writing on or before April 24, 2018; and

•	Include in your notice the specific information required by our Bylaws and otherwise comply with the requirements of our Bylaws and applicable law.

If you would like a copy of our Bylaws, we will send you one without charge on request. A copy of our Bylaws also is available at www.darden.com.

If you wish to recommend a nominee for director, you should comply with the procedures provided in our Director Nomination Protocol available at www.darden.com as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Meetings of the Board of Directors and Its Committees — Board of Directors — Director Candidates Recommended by Shareholders” above.

OTHER BUSINESS

As of the date of this Proxy Statement, your Board knows of no other matters to be brought before the 2017 Annual Meeting other than those discussed in this Proxy Statement. If any other matters requiring a vote of the shareholders are properly brought before the Annual Meeting, the persons appointed as proxyholders under the proxies solicited by the Board will vote such proxies in accordance with their best judgment, to the extent permitted under applicable law.

SOLICITATION OF PROXIES

We pay the costs of proxy solicitation, including the costs for mailing the Notice of Availability of Proxy Materials and preparing this Proxy Statement. We have engaged Okapi Partners (Okapi) to assist us in soliciting proxies from our shareholders for a fee of approximately $12,600, plus reimbursement of out-of-pocket expenses. In addition to Okapi, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone or other electronic communications. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

HOUSEHOLDING OF MATERIALS FOR ANNUAL MEETING OF SHAREHOLDERS

SEC rules allow us to deliver a single copy of proxy statements, annual reports, prospectuses and information statements or Notice of Availability of Proxy Materials to any address shared by two or more of our shareholders. This method of delivery is called “householding” and can significantly reduce our printing and mailing costs and reduce the volume of mail you receive. Accordingly, we are delivering only one Notice of Availability of Proxy Materials or (if paper copies are requested) one Proxy Statement and 2017 Annual Report on Form 10-K to multiple shareholders sharing an address, unless we received instructions to the contrary from one of more of the shareholders. If you would like to receive more than one copy of the Notice of Availability of Proxy Materials or Proxy Statement and our 2017 Annual Report on Form 10-K, we will promptly send you additional copies upon written or oral request directed to Broadridge Financial Services at toll free (800) 579-1639, or at www.proxyvote.com. The same phone number and website address may be used to notify us that you prefer to receive your own copy of proxy and other materials in the future or to request future delivery of a single copy of proxy or other materials. If your shares are held in street name, you may request information about householding from your bank or broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10 percent of our common shares to file with the SEC and NYSE reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2017 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were timely satisfied during fiscal 2017.

AVAILABILITY OF ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this Proxy Statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. For fiscal 2017, the Company is fulfilling this requirement by delivering the Company’s Annual Report on Form 10-K. You may obtain without charge the Company’s 2017 Annual Report on Form 10-K or any other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 1000 Darden Center Drive, Orlando, Florida 32837. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.darden.com.

The Annual Report on Form 10-K is not to be regarded as soliciting material, and our management does not intend to ask, suggest or solicit any action from the shareholders with respect to the Annual Report on Form 10-K.

The information provided on the Company’s website is referenced in this Proxy Statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this Proxy Statement or any other filings we make with the SEC.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 21, 2017:  The Proxy Statement and our 2017 Annual Report on Form 10-K are available without charge to shareholders upon written or oral request directed to Okapi Partners by calling (212) 297-0720, toll-free by calling (877) 869-0171 or by email at info@okapipartners.com.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or promptly mark, sign, date and return your proxy card if you received a proxy card by mail.

BY ORDER OF THE
BOARD OF DIRECTORS

Matthew R. Broad
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

August 7, 2017

Appendix A — Glossary of Terms

•
2002 Plan. The Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended, which provides for the grant of stock options, SARs, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors.

•	2015 Plan. The Darden Restaurants, Inc. 2015 Omnibus Incentive Plan adopted by the Board in July 2015 and approved by shareholders at the 2015 Annual Meeting.

•	Annual Meeting. The 2017 Annual Meeting of Shareholders to be held on September 21, 2017.

•	CEO. Our Chief Executive Officer.

•	CFO. Our Chief Financial Officer.

•	COO. Our Chief Operating Officer, a position which has now been eliminated.

•	Compensation Committee or Committee (when used in the Compensation Discussion and Analysis or Executive Compensation sections). The Compensation Committee of your Board of Directors.

•	Company. Darden Restaurants, Inc.

•	Exchange Act. The Securities Exchange Act of 1934, as amended.

•	Executive Officers. The most senior executives of the Company designated as our “executive officers” in our most recent Form 10-K and other securities filings.

•	MIP. The Management and Professional Incentive Plan, which was our annual cash incentive plan through fiscal 2016.

•	NEO. Named Executive Officer. Our officers who are named in the Summary Compensation Table, as required by SEC rules.

•	NYSE. The New York Stock Exchange.

•	PSUs. Performance Stock Units granted under our 2002 Plan or 2015 Plan.

•	RARE. RARE Hospitality International, Inc.

•	S&P 500. A value weighted index of the prices of the common stock of 500 large companies, whose stock trades on either the NYSE or the NASDAQ.

•	SARs. Stock appreciation rights.

•	SEC. Securities and Exchange Commission.

DARDEN

1000 DARDEN CENTER DRIVE
ORLANDO, FL 32837

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. EDT on September 20, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Darden Restaurants, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. EDT on September 20, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Darden Restaurants, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31807-P96351 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DARDEN RESTAURANTS, INC.

The Board of Directors recommends you vote "FOR ALL" on proposal 1.

	For All	Withhold All	For All Except
1. To elect a full Board of eight directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The eight director nominees are as follows:	☐	☐	☐

Nominees:

01) Margaret Shân Atkins
02) Bradley D. Blum
03) James P. Fogarty
04) Cynthia T. Jamison
05) Eugene I. (Gene) Lee, Jr.
06) Nana Mensah
07) William S. Simon
08) Charles M. (Chuck) Sonsteby

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote "FOR" proposals 2 and 4 and for "ONE YEAR" on proposal 3.

	For	Against	Abstain
2. To obtain advisory approval of the Company's executive compensation.	☐	☐	☐

The Board of Directors recommends you vote "AGAINST" proposal 5.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

This proxy is solicited on behalf of the Board of Directors of Darden Restaurants, Inc. If this signed card contains no specific voting instructions, the shares will be voted with the Board's recommendations.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

The accompanying Proxy Statement and our 2017 Annual Report on Form 10-K are available at *www.darden.com*. In addition, you may access these materials at *www.proxyvote.com*. Instructions for requesting a paper copy of these materials are set forth in the Notice of Availability of Proxy Materials sent to certain shareholders on August 7, 2017.

E31808-P96351

DARDEN RESTAURANTS, INC.
Annual Meeting of Shareholders
September 21, 2017, 10:00 AM (EDT)
This proxy is solicited by the Board of Directors

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 21, 2017.

The undersigned hereby appoints Matthew R. Broad, Anthony G. Morrow, and Jessica P. Lange, and each of them, as proxies, with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2017 Annual Meeting of Shareholders of Darden Restaurants, Inc. at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted "FOR" proposals 1, 2 and 4.

If no choice is specified, the proxy will be voted for "ONE YEAR" on proposal 3.

If no choice is specified, the proxy will be voted "AGAINST" proposal 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1